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Exhibit 2.1




                               PURCHASE AGREEMENT

                                  BY AND AMONG

                              DFI ACQUIRING CORP.,

                              DYNEX CAPITAL, INC.,

                              DYNEX HOLDING, INC.,

                                       AND

                              DYNEX FINANCIAL, INC.
















                                NOVEMBER 27, 1999



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                               PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") is made and entered into as of November 27, 1999, by and among DFI ACQUIRING CORP., a Michigan corporation ("Purchaser"), DYNEX CAPITAL, INC., a Virginia corporation ("DCI"), DYNEX HOLDING, INC., a Virginia corporation ("DHI") and DYNEX FINANCIAL, INC., a Virginia corporation ("DFI"). For the purposes of this Agreement, DCI and DHI are referred to sometimes collectively as the "Sellers" and individually as a "Seller", and Purchaser, DCI, DHI and DFI are referred to sometimes collectively as the "Parties" and individually as a "Party".


                                    RECITALS:

         A. DCI is the owner of all of the issued and outstanding shares of the non-voting preferred stock of DHI and DHI is the owner of all of the issued and outstanding shares of the capital stock (the "DFI Stock") of DFI. DFI is the owner of all of the issued and outstanding shares of the capital stock (the "DFI Alabama Stock") of Dynex Financial of Alabama, Inc., a Virginia corporation ("DFI Alabama"), and all of the issued and outstanding shares of the capital stock (the "DIA Stock") of Dynex Insurance Agency, Inc., a Virginia corporation ("DIA").

         B. DHI desires to sell to Purchaser, and Purchaser desires to purchase from DHI, all of the issued and outstanding shares of the DFI Stock on the terms and subject to the conditions set forth in this Agreement.

         C. DCI desires to sell to Purchaser, and Purchaser desires to purchase from DCI, Sellers' and the Companies' "Manufactured Home Lending Program" and all of the rights related thereto, inclusive of all Intellectual Property, Intangible Property, Dynex Software and other intangibles (the "Rights"), on the terms and subject to the conditions set forth in this Agreement.

         D. Purchaser requires, as a condition of this Agreement, that all agreements for the servicing of certain MH Loans, Land/Home Loans, Floorplan Loans and Home Equity Loans by DFI (under its assumed name "Dynex Services") for the benefit of MERIT Securities Corporation, a Virginia corporation ("MERIT"), be modified as provided in this Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings (other capitalized terms may be defined elsewhere in this Agreement):

         1.1. Assets means all of the assets and properties, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by the Companies or in which the Companies have any right, title or interest. The Assets include, without limitation, the following:

                  (a)      All cash and cash equivalents;

                  (b) All furniture, fixtures and other fixed assets, including, without limitation, the assets listed on the attached Schedule 1.1(b);

                  (c)      All goodwill and all other intangible assets;



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                  (d)      All patents,  trademarks,  trade names, service
                           marks, service names, copyrights, logos, commercial and technical trade secrets, designs, drawings, specifications, formulae, technologies, computer and electronic data processing programs and software (subject to the rights of DCI as provided in Section
                           6.8 below), inventions, processes, know-how, confidential information, corporate and assumed names used in the DFI Business, the DFI Alabama Business or the DIA Business, and other proprietary property rights and interests used in connection with the operation of the DFI Business, the DFI Alabama Business or the DIA Business or otherwise owned by the Companies or in which the Companies have any right, title or interest, including, without limitation, the name "Dynex Financial" (including the right to use that name or any variation thereof as an Internet domain name, e.g. "dynexfinancial.com") and the items set forth on the attached Schedule 1.1(d) (collectively, the "Intellectual Property");


                  (e) All sales and business records, personnel records of the Companies' employees, credit records of the Companies' customers, customer lists, advertising and promotional materials and all other books and records of every kind and nature;

                  (f) All equipment, machinery, engineering and office equipment and vehicles used in connection with the DFI Business, the DFI Alabama Business or the DIA Business, including, without limitation, the assets listed on the attached Schedule 1.1(f);

                  (g) All written personal property leases entered into by the Companies (the "Personal Property Leases"), a complete list of which, together with a list of the assets subject to such leases, are set forth on the attached Schedule 1.1(g);

                  (h) All written contracts and agreements, other than the Personal Property Leases, entered into by the Companies or to which the Companies are subject (subject to the rights of DCI as provided in Section
                           6.8 below), including, without limitation, all contracts with dealers from whom MH Loans and Land/Home Loans have been or may hereafter be purchased by DFI, as well as all servicing agreements and all license agreements, sublicense agreements, extended warranty service agreements and other contracts relating to software licensed by Sellers and the Companies or, with respect to the operation of the DFI Business, the DFI Alabama Business or the DIA Business, by Sellers (the "General Contracts"). The attached Schedule 1.1(h) contains a complete list of General Contracts, other than (i) dealer contracts that do not have terms materially different from the terms set forth in the form dealer contracts Sellers have previously provided Purchaser, and (ii) contracts terminable by DFI upon 30 days or less notice, with a current maturity of less than one year and requiring payments of less than $100 per month, which such contracts do not number more than 25.


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                  (i)      All licenses and permits held by the Companies,
                           including, without limitation, those described on the attached Schedule 1.1(i);

                  (j) All third party warranties and claims for warranties relating to the DFI Business, the DFI Alabama Business, the DIA Business, the Assets or the "Leased Personal Property" (defined in Section 4.5 below), including, without limitation, those set forth on the attached Schedule 1.1(j);

                  (k) All leases and subleases for all land, buildings and improvements leased by the Companies, as described on the attached Schedule 1.1(k) (the "Real Property Leases");

                  (l) All options the Companies may have to purchase any real property, as described on the attached Schedule 1.1(l);

                  (m)      All of the accounts receivable of the Companies;

                  (n) All claims and rights concerning any litigation in which the Companies are a claimant;

                  (o) All of the software developed by Sellers, the Companies or their affiliates for use in the DFI Business, the DFI Alabama Business and the DIA Business or for use in connection with the securitization or servicing of loans (subject to the rights of DCI as provided in Section 6.8 below), including without limitation, the programs and modules known as Polaris, CRS, Portal, LPSExport, ERS, Servicing Reports, Imaging, Document Tracking, RIP/DRS, IFS, IFS Billing, Dytel, Loan Tracking, DFI Maintenance, Bug Tracking, and any other software, modules, coding (including without limitation all HTML code for web pages on DCI's Internet web site that describe the DFI Business, the DFI Alabama Business or the DIA Business) or derivatives or enhancements developed internally or using third party programmers or consultants, in source and object code form, together with all system manuals, user documentation, and programmer notes (collectively, the "Dynex Software"); and

                  (p) All trade secrets, proprietary information, copies of third party software and computer programs of which any of the Companies is a licensee (in source and object code form), rights to phone numbers (including without limitation the phone number 1-800-DYNEX88), system documentation and user manuals, Internet domain names and addresses, web sites, and corporate Intranet pages used in the DFI Business, the DFI Alabama Business or the DIA Business (subject to the rights of DCI as provided in Section 6.8 below), including, without limitation, those described on the attached Schedule 1.1(p), which schedule excludes items listed on the attached Schedule 1.1(d) (collectively, the "Intangible Property").

         1.2. Attendant Documents has the meaning set forth in Section 4.1 below

         1.3. Breach as that term relates to any representation or warranty in this Agreement, means that such representation, warranty or covenant was incorrect or untrue in a material respect when made or repeated or deemed to have been made or repeated,

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                  and, as that term relates to any covenant in this Agreement, means that Seller has failed to comply with such covenant.

         1.4.     [intentionally omitted]

         1.5.     Closing has the meaning set forth in Section 8.1 below.

         1.6.     [intentionally omitted]

         1.7.     Closing Date has the meaning set forth in Section 8.1 below.

         1.8.     COBRA has the meaning set forth in Section 4.16(a)(i) below.

         1.9.     Code has the meaning set forth in Section 4.16(a)(ii) below.

         1.10. Companies means DFI, DFI Alabama and DIA collectively, and Company means any one of them, individually, as the context requires.

         1.11. Contracts means all of the General Contracts and the Personal Property Leases.

         1.12. Controlled Group has the meaning set forth in Section 4.16(a)(iii) below.

         1.13. Controlled Group Member has the meaning set forth in Section 4.16(a)(iv) below.

         1.14.    Covenants has the meaning set forth in Section 8.2(a) below.

         1.15. Customary Loan Origination Practices means those practices, policies, requirements and standards generally and customarily applied and followed by each of DFI and DFI Alabama as a prudent lender in connection with the origination of Loans conforming to the Underwriting Guidelines, and which are in all material respects legal and proper in the consumer loan origination business and in material compliance with the requirements of federal and state laws, rules and regulations applicable to each Loan, including without limitation and as applicable, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws.

         1.16. DIA Business means DIA's Business of providing, as agent, various insurance products to customers of DFI and DFI Alabama.

         1.17.    DIA Shares has the meaning set forth in Section 4.28 below.

         1.18. DIA Stock has the meaning set forth in the Recitals to this Agreement.

         1.19. DFI Alabama Shares has the meaning set forth in Section 4.28 below.

         1.20. DFI Alabama Stock has the meaning set forth in the Recitals to this Agreement.

         1.21. DFI Alabama Business means DFI Alabama's business of originating MH Loans, Land/Home Loans and Floorplan Loans to Alabama residents.

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         1.22.    DFI Business means DFI's business of originating and servicing
                  MH Loans, Land/Home Loans and Floorplan Loans.

         1.23. DFI Financial Statements and DCI Financial Statements have the meanings set forth in Sections 4.17(a) and 4.17 (b), respectively.

         1.24. DFI Material Adverse Effect means a material adverse effect on the Companies, the DFI Business, the DFI Alabama Business, the DIA Business, the Assets, the Leased Property, the Rights and the Loans, taken as a whole.

         1.25.    DFI Shares has the meaning set forth in Section 2.1 below.

         1.26. DFI Stock has the meaning set forth in the Recitals to this Agreement.

         1.27. Drop Dead Date with respect to all closing conditions other than obtaining the consent described in the next sentence, means December 17, 1999. The Drop Dead Date will be automatically extended until the consent with respect to the Texas Registered Creditor License identified on the attached
                  Schedule 4.21(b) is obtained; provided, however, that the Drop Dead Date will not be automatically extended past February 28, 2000.

         1.28. Dynex Software has the meaning set forth in Section 1.1(o) above.

         1.29.    Employees has the meaning set forth in Section 4.14 below.

         1.30. Employment Agreements has the meaning set forth in Section 8.2(b) below.

         1.31. Employee Benefit Plan has the meaning set forth in 4.16(a)(vi) below.

         1.32. Environmental Laws has the meaning set forth in Section 4.20(a)(i) below.

         1.33. Environmental Reports has the meaning set forth in Section 4.20(a)(iii) below.

         1.34.    ERISA has the meaning set forth in Section 4.16(a)(v) below.

         1.35. Estimated Closing Balance Sheet means the unaudited consolidated balance sheet of the Companies as of the effective time of the Closing on the Closing Date, prepared by DHI and certified by DHI's chief financial officer.

         1.36. Excluded Securitizations means Merit 11, Merit 12 and Merit 13 and all other securitizations of MH Loans or Land/Home Loans which have been proposed or offered by MERIT or Sellers prior to the Closing Date and involving loans of that type originated by DFI.

         1.37. Floorplan Loans means the floorplan loans which have been originated by DFI or DFI Alabama and sold to DCI, as specifically identified on the attached Schedule 1.37.

         1.38. Former Property has the meaning set forth in Section 4.20(a)(iii) below.

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         1.39.    General Contracts has the meaning set forth in Section 1.1(h)
                  above.

         1.40. Hazardous Materials has the meaning set forth in Section 4.20(a)(ii) below.

         1.41. Home Equity Loans means those home equity loans being serviced by DFI under the MERIT Servicing Agreements, as specifically identified on the attached Schedule 1.41.

         1.42. Intellectual Property has the meaning set forth in Section 1.1(d) above.

         1.43. Intangible Property has the meaning set forth in Section 1.1(p) above.

         1.44. Knowledge, as it relates to the Companies, Sellers or any of their affiliates, means the actual knowledge of each of the individuals on the attached Schedule 1.44.

         1.45. Land/Home Contract means a fully amortizing installment loan agreement, retail installment sales contract or secured promissory note, and the related mortgage, deed of trust or security agreement, as may be applicable in the relevant jurisdiction and customarily used in that context, executed by an obligor and evidencing indebtedness originated in connection with Land/Home Loan financing.

         1.46. Land/Home Loan means an MH Loan made under a Land/Home Contract, secured by a mortgage on the obligor's real property and the Manufactured Home permanently affixed to it.

         1.47.    Leased Personal Property has the meaning set forth in Section
                  4.5 below.

         1.48. Leased Property has the meaning set forth in Section 4.5 below.

         1.49. Leased Real Property has the meaning set forth in Section 4.8 below.

         1.50.    Licenses has the meaning set forth in Section 4.6 below.

         1.51.    Liens has the meaning set forth in Section 4.10 below.

         1.52. Loan Documents means the documents required for each Loan in accordance with the Underwriting Guidelines and the Customary Loan Origination Practices, together with any additional documents and information delivered to DFI or DFI Alabama in connection with the origination of a Loan.

         1.53. Loan Purchase Agreement means the Loan Purchase Agreement dated as of October 12, 1999 by and between Bingham Financial Services Corporation ("Bingham") and DFI, as amended from time to time.

         1.54. Loans means any one or more of the MH Loans, the Floorplan Loans, the Land/Home Loans originated by DFI or DFI Alabama, or the Home Equity Loans.

         1.55. Manufactured Home means a unit of new or used manufactured residential housing consisting of a pre-fabricated manufactured unit affixed to a permanent foundation, or a mobile home (including all add-ons, attachments, improvements


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                  and accessions) which meets the requirements of Section
                  25(e)(10) of the Code, as amended. The term Manufactured Home includes each borrower's interest in each Manufactured Home and all improvements thereon, accessions and additions thereto, including all personal property used or useable in connection therewith, together with all rights pertaining thereto.

         1.56. MERIT Servicing Agreements means those Servicing Agreements between DFI (under its assumed name "Dynex Services") and MERIT (or their successors in interest in and to the Loans subject to servicing thereunder), which provide for the servicing of certain MH Loans, Land/Home Loans and Home Equity Loans by DFI, dated May 1, 1997 (with respect to MERIT 11), March 1, 1999 (with respect to MERIT 12), and August 1, 1999 (with respect to MERIT 13).

         1.57. MERIT has the meaning set forth in the Recitals to this Agreement.

         1.58. MERIT 11 refers to the securitization of Loans by MERIT under its Series 11 Collateralized Bonds, pursuant to an Indenture dated as of November 1, 1994, as supplemented by Series 11 Supplement dated May 1, 1998.

         1.59. MERIT 12 refers to the securitization of Loans by MERIT under its Series 12 Collateralized Bonds, pursuant to an Indenture dated as of November 1, 1994, as supplemented by Series 12-1 Supplement dated March 1, 1999.

         1.60. MERIT 13 refers to the securitization of Loans by MERIT under its Series 13 Collateralized Bonds, pursuant to an Indenture dated as of November 1, 1994, as supplemented by Series 13 Supplement dated August 1, 1999.

         1.61. MH Contract means a fully amortizing installment loan agreement, retail installment sales contract or secured promissory note and security agreement, as may be applicable in the relevant jurisdiction and customarily used in that context, executed by an obligor and evidencing indebtedness originated in connection with the financing of a Manufactured Home.

         1.62. MH Loan means a loan originated under an MH Contract, secured by a first lien on the obligor's Manufactured Home, but not by real property.

         1.63.    Most Recent DFI Balance Sheet has the meaning set forth in
                  Section 4.17(a) below.

         1.64. Pension Plan has the meaning set forth in Section 4.16(a)(vii) below.

         1.65. Personal Property Leases has the meaning set forth in Section 1.1(g) above.

         1.66. Purchaser has the meaning set forth in the preamble to this Agreement.

         1.67. Purchaser Parties has the meaning set forth in Section 9.1 below.

         1.68.    Purchase Price has the meaning set forth in Section 3.1 below.

         1.69. Related Expenses has the meaning set forth in Section 9.1(e) below.


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         1.70.    Rights has the meaning set forth in the Recitals to this
                  Agreement.

         1.71. Sales Agreements means, collectively, the Sales Agreement between Issuer Holding Corp. ("IHC") and DCI dated May 1, 1998, the Sales Agreement between IHC and MERIT dated May 22, 1998, the Sales Agreement between IHC and DCI dated March 1, 1999, the Sales Agreement between IHC and MERIT dated March 29, 1999, the Sales Agreement between IHC and DCI dated August 31, 1999, and the Sales Agreement between IHC and MERIT dated August 31, 1999.

         1.72. Sellers has the meaning set forth in the preamble of this Agreement.

         1.73.    Seller Parties has the meaning set forth in Section 9.2 below.

         1.74. Shares shall mean the DFI Shares, the DFI Alabama Shares and the DIA Shares, collectively.

         1.75. Tax means any federal, state, province, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.76. Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.77. Third Party Claim has the meaning set forth in Section 9.1(d) below.

         1.78. Underwriting Guidelines means the Dynex Financial, Inc. Guidelines for Underwriting Loans, the most recent copy of which is dated as of June 16, 1999 and is attached to this Agreement as Exhibit A. For Loans underwritten prior to June 16, 1999, the term "Underwriting Guidelines" shall refer to DFI's underwriting guidelines in effect at the time of such underwriting. For purposes of this Agreement, the term "Underwriting Guidelines" shall include Portal, DFI's credit scoring model.

         1.79. Welfare Plan has the meaning set forth in Section 4.16(a)(viii) below.

2.       PURCHASE AND SALE

         2.1. Stock. At the Closing, DHI shall transfer, sell, assign and otherwise convey to Purchaser its entire right, title and interest in and to all issued and outstanding shares (the "DFI Shares") of DFI Stock, owned, beneficially or of record, by DHI, or in which DHI has any right, title or interest of any nature whatsoever, free and clear of all Liens.

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         2.2.     Rights. At the Closing, DCI shall transfer, sell, assign and otherwise convey to Purchaser its entire right, title and interest in and to the Rights, free and clear of all Liens.

         2.3. Servicing Advances. At the Closing, DFI shall pay to DCI by wire transfer of immediately available funds to an account or accounts designated by DCI the aggregate amount (the "Servicing Advance Payment") of outstanding advances (the "Servicing Advances") that DCI made to DFI and that DFI in turn advanced (and has not yet been repaid) as a reimbursable "advance" under the MERIT Servicing Agreements. Upon such payment, the line items "Servicing advances" and "Payable to affiliates for servicing advances" will be deemed to have been eliminated on the Estimated Closing Balance Sheet and the Adjusted Closing Balance Sheet (as defined in Section 3.3(b) below).

3.       PURCHASE PRICE

         3.1. Purchase Price. Purchaser shall pay Sellers an aggregate purchase price (the "Purchase Price") of Four Million One Thousand Dollars ($4,001,000) for the DFI Shares and the Rights, in the manner provided in Section 3.2 below. The amount of the Purchase Price allocated to the DFI Shares shall be the net book value of DFI as set forth on the Adjusted Closing Balance Sheet (defined in Section 3.3(b) below), as finally determined in accordance with Section 3.3(b) (the "Shares Consideration"). The remainder of the Purchase Price shall be allocated to the Rights.

         3.2. Payment of Purchase Price. At the Closing, Purchaser shall pay Sellers the amount of the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Sellers.

         3.3.     Cash Adjustments.

                  (a) The Parties contemplate that the Net Working Capital (defined below) of DFI as set forth on the Estimated Closing Balance Sheet (the "Estimated Net Working Capital") will be $2,201,000, less any depreciation on DFI's depreciable assets between November 30, 1999 and the Closing Date (the "Target Net Working Capital"). "Net Working Capital" is defined as (i) the sum of (A) "Cash", (B) "Property and equipment, net", (C) "Deposits", (D) "Prepaid expense", and (E) "Other assets", all as reflected on the Estimated Closing Balance Sheet or the Adjusted Closing Balance Sheet, as applicable, less (ii) the sum of all liabilities reflected on the Estimated Closing Balance Sheet or the Adjusted Closing Balance Sheet, as applicable, including without limitation "Accounts payable and other liabilities", "Accrued salaries, benefits and bonuses", "Outstanding checks" and "Furniture and computer leases payable". Notwithstanding the foregoing, for purposes of calculating Estimated Net Working Capital and the Adjusted Net Working Capital (as defined in Section 3.3(b) below), those assets and liabilities specifically described in Section 2.3 above and Sections 7.2(g) and 6.10 below shall be disregarded to the extent that the actions described in Sections 2.3, 7.2(g) and 6.10 are actually taken before or at Closing.

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                  (b)      No later than 30 days after the Closing Date,
                           Purchaser shall conduct an internal audit of the Companies and shall prepare and deliver to Sellers a new balance sheet (the "Adjusted Closing Balance Sheet"), from which Purchaser's determination of the Net Working Capital as of the Closing Date (the "Adjusted Net Working Capital") will be calculated. Sellers shall have 20 days to object to the Adjusted Net Working Capital by giving written notice to Purchaser, specifying those items to which they object. If Sellers do not object within the 20-day period, Purchaser and Sellers shall proceed under clauses (i) or (ii) below. If Sellers do object within the 20-day period, Purchaser and Sellers shall have ten days to use their best efforts to resolve any disputes with respect to the Adjusted Closing Balance Sheet. If Purchaser and Sellers do not resolve any such disputes within the ten-day period, they shall proceed under clause (iii) below.

                           (i) If the Adjusted Net Working Capital is greater than the Target Net Working Capital, Purchaser shall within two business days deliver to Sellers the difference between the Adjusted Net Working Capital and the Target Net Working Capital by cash payment or wire transfer, as directed by Sellers.

                           (ii) If the Adjusted Net Working Capital is less than the Target Net Working Capital, Sellers shall within two business days deliver to Purchaser the difference between the Adjusted Net Working Capital and the Target Net Working Capital by cash payment or wire transfer, as directed by Purchaser.

                           (iii) If Purchaser and Sellers are unable to resolve any disputes with respect to the Adjusted Closing Balance Sheet within the ten-day period referenced above, Purchaser and Sellers shall submit their proposed resolution of the dispute to the managing partner of the Richmond, Virginia (or the nearest city to the place where the books and records of the Companies are then located) office of Arthur Andersen (the "Independent Accountant"). The Independent Accountant shall review each of the proposed resolutions and conclusively resolve the dispute. Purchaser and Sellers shall proceed under either clause (i) or clause (ii) above based on such resolution. The determination of the Independent Accountant shall be final and binding on the Parties. Purchaser and Sellers shall be responsible for and pay that portion of the Independent Accountant's fees, costs and expenses as the Independent Accountant determines in its judgment is equitable, based on the fairness of the proposals submitted to the Independent Accountant by the Parties, the good faith of the Parties and related matters.

4. REPRESENTATIONS AND WARRANTIES OF DFI AND THE SELLERS. DFI and each of the Sellers, jointly and severally, represent, warrant and covenant the following to Purchaser, both as of the date of this Agreement and as of the Closing Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, Purchaser is completely relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will completely rely on, such representations, warranties and covenants; provided, however, that effective as of the Closing, DFI shall be deemed not to have made any of the following representations, warranties or covenants, and shall not be jointly and severally liable with the Sellers for any of them, but the Sellers, jointly and severally, shall continue to remain liable for them, as provided in this Agreement:

         4.1. Good Standing and Authority. Each of DFI, DFI Alabama and DIA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a DFI Material Adverse Effect. Each of DFI and DFI Alabama is and has at all times it held Loans been duly licensed and qualified in any state where the related collateral is or was located if the laws of that state require licensing or qualification in order to conduct business of the type conducted therein by DFI or DFI Alabama, as the case may be, except where the failure to be so licensed or qualified would not have a DFI Material Adverse Effect. Each such jurisdiction is listed on the attached Schedule 4.1. DFI has all requisite corporate power and authority to enter into this Agreement and any and all documents contemplated in this Agreement (the "Attendant Documents") to which it is a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. The Sellers have all requisite power and authority to enter into this Agreement and the Attendant Documents to which they are parties and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which any of DFI or Sellers is a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by DFI's Board of Directors and the Sellers' Board of Directors and all other necessary and proper corporate action on the part of DFI and the Sellers. This Agreement, and all of the Attendant Documents to which DFI is a party, when executed and delivered, will constitute legal, valid and binding obligations of DFI enforceable against it in accordance with their respective terms. This Agreement, and all of the Attendant Documents to which the Sellers are parties, when executed and delivered, will constitute legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their respective terms.

         4.2. Assets. The Assets, together with the Leased Property and the Rights, constitute all of the assets used in connection with, and are all of the assets that are necessary for, the operation of the DFI Business, the DFI Alabama Business and the DIA Business. The attached Schedule 1.1(b) contains a true and complete list of all material furniture, fixtures and fixed assets used in connection with the operation of the DFI Business, the DFI Alabama Business and the DIA Business, other than the Leased Personal Property. The attached Schedule 1.1(f) contains a true and complete list of all material equipment used in connection with the operation of the DFI Business, the DFI Alabama Business and the DIA Business, other than the Leased Personal Property.

         4.3.     Intellectual Property.

                  (a) DCI is the sole owner (except for licensed property for which valid and subsisting licenses exist with third parties, as set forth on the attached Schedule 4.3) of the Intellectual Property, Intangible Property and Dynex

                           Software, free of all liens, claims, charges and encumbrances. The Intellectual Property, Intangible Property and Dynex Software are fully transferable to Purchaser and no party other than DCI and the Companies has any interest therein except as specifically disclosed on the attached Schedule 4.3. To the Knowledge of the Sellers and the Companies, there is no claim against any of Sellers or the Companies that the Intellectual Property, Intangible Property, Dynex Software or any of its operations, activities, products or publications infringes any patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that any of them is illegally using the trade secrets or property rights of others. Sellers and the Companies have no disputes with or claims against, or any basis for claims against, any third party for infringement by such third party of any Intellectual Property, Intangible Property or Dynex Software. The Intellectual Property, Intangible Property and Dynex Software are the only proprietary property used or necessary in connection with the DFI Business, the DFI Alabama Business and the DIA Business as presently conducted.

                  (b) The Dynex Software performs substantially in accordance with the specifications, documentation and other written material used in connection therewith and is free of any material defects in programming and operation.

                  (c) Any source code, object code, programming, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Dynex Software, Intellectual Property or Intangible Property (i) was created by employees of the Sellers or the Companies in the regular course of the respective employee's employment with such employer during normal business hours and using such employer's facilities or resources; or (ii) was created by consultants or other third parties and has been validly assigned exclusively to DCI. All employment agreements or policies regarding ownership of inventions and all agreements with consultants or other third parties who have participated in the creation or development of the Dynex Software, Intellectual Property or Intangible Property are set forth on the attached
                           Schedule 4.3.

                  (d) All registrations or applications for registration filed with any governmental authority regarding the Intellectual Property, Intangible Property or the Dynex Software are set forth on the attached Schedule 4.3.

                  (e) All license, sublicense or other agreements with respect to the use of the Intellectual Property, Intangible Property or the Dynex Software are set forth on the attached Schedule 4.3. Any consideration owed by DCI or the Companies under any such license, sublicense or other agreement has been paid in full except for customary consideration which (i) is paid to third parties (i.e., persons not directly or indirectly affiliated with the Companies, Sellers or their affiliates) on a periodic invoice basis for continued use or future services, (ii) is not due as of the Closing Date, and (iii) does not in the aggregate annually exceed the amounts set forth on the attached Schedule 4.3(e). Neither Sellers, the Companies nor any third party has violated the material terms of any such license, sublicense or other agreement.

                  (f) Seller has not delivered, furnished, disclosed or in any way transferred to any licensee or other party, the source code for the Dynex Software.

         4.4. Contracts. The attached Schedule 4.4 identifies all of the Contracts, true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached
                  Schedule 4.4, all of the Contracts were entered into in the ordinary course of business. Except as set forth on the attached Schedule 4.4, (i) the Companies have complied in all material respects with the provisions of each Contract and are not in default under any Contract, and (ii) to the Knowledge of the Companies or Sellers, no party to any Contract has failed to comply in any material respect with, or is in default under, the provisions of any Contract. DCI has not assigned any of its rights or liabilities under the Loan Origination Agreement dated January 1, 1997 (the "Loan Origination Agreement") between DFI and DCI (f/k/a Resource Mortgage Capital, Inc.).

         4.5. Leased Assets. The attached Schedule 1.1(g) contains a true and complete list of all personal property covered under the Personal Property Leases (collectively, "Leased Personal Property", and together with the Leased Real Property, "Leased Property"). The Companies are the exclusive users of all of the Leased Personal Property and all of the Leased Personal Property is located at the Leased Real Property. Except for the Leased Personal Property, there is no personal property which is leased and which is used in connection with the operation of the DFI Business, the DFI Alabama Business or the DIA Business.

         4.6.     Permits and Licenses.

                  (a) The attached Schedule 1.1(i) lists all governmental franchises, permits, licenses or other authorizations held by the Companies in connection with the DFI Business, the DFI Alabama Business, the DIA Business, the Assets or the Leased Property ("Licenses"), true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached Schedule 4.6, all of the Licenses are in full force and effect and will not be affected in any way by, and will continue to be in full force and effect after, the consummation of the transactions contemplated in this Agreement and the Attendant Documents. Except as set forth on the attached
                           Schedule 4.6, and except where the failure to obtain any such permit, license, franchise or other authorization would not have a DFI Material Adverse Effect, the Companies have obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to, and have complied in all material respects with all laws applicable to, the operation of the DFI Business, the DFI Alabama Business and the DIA Business, the ownership of the Assets or the lease of the Leased Property, and the Companies have not engaged in any activity which would cause revocation or suspension of any such permit, license, franchise or authorization. Except as set forth on the attached
                           Schedule 4.6, no action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations is pending or, to the Companies' or Sellers' Knowledge, threatened.

                  (b) Mortgage Licenses. The Companies are licensed for the conduct of their respective businesses of mortgage lending, indirect consumer lending and direct (retail) consumer lending in each of those states listed in the attached Schedule 4.6, subject to the limitations or comments contained in Schedule 4.6. DFI is an approved FNMA Seller/Servicer, under FNMA license number 24250-000-8 ("FNMA License"). DFI is an Investing Mortgagee approved as such by the Federal Housing Administration of the U.S. Department of Housing and Urban Development. Neither DFI nor DFI Alabama (i) is in breach of any contract for the sale or servicing of mortgage loans or mortgage loan servicing rights or for the servicing of mortgage loans to which it is a party; or (ii) is a party to or has received notice that it is to be made a party to any legal or regulatory action by any state or federal agency or any private party, the adverse outcome of which might have a DFI Material Adverse Effect, except as set forth in the attached Schedule 4.6.


         4.7. Real Property Owned. The Companies own no real property and, except as set forth on the attached Schedule 4.7, the Companies have never owned any real property.

         4.8. Real Property Leased. The attached Schedule 1.1(k) lists and sets forth the legal description for all real properties leased or subleased to the Companies for use in connection with the operation of the DFI Business, the DFI Alabama Business and the DIA Business (the "Leased Real Property"). No Leased Real Property occupies all of the space in a building. The Companies have delivered to Purchaser true, correct and complete copies of the leases and subleases listed on the attached Schedule 1.1(k). Except as set forth on the attached
                  Schedule 4.8, with respect to each such lease or sublease:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                  (c) neither the Companies nor, to the Companies' or Sellers' Knowledge, any other party to the lease or sublease is in breach or default, and with respect to the Companies, no event has occurred, and with respect to any other party thereto, to the Knowledge of the Companies or Sellers, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

                  (d) no party to the lease or sublease has repudiated any of its provisions;

                  (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (f) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of their interest in the leasehold or subleasehold;

                  (g) all facilities leased or subleased under the lease or sublease have been operated and maintained in material compliance with applicable laws, rules and regulations;

                  (h) all facilities leased or subleased under the lease or sublease are supplied with utilities and other services necessary for the operation of such facilities; and

                  (i) all facilities leased or subleased under the lease or sublease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term.

                  Except as set forth on the attached Schedule 4.8, no property insurer or similar body has made any recommendations with respect to any parcel of Leased Real Property which have not been complied with in all material respects, and all structures on the Leased Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes.

         4.9. Notes and Accounts Receivable. The attached Schedule 4.9 contains a true and complete list of all notes and accounts receivable of the Companies as of October 29, 1999. At the Closing, and from time-to-time prior thereto on request of Purchaser, the Companies shall deliver to Purchaser a true and complete list of all notes and accounts receivable of the Companies as of five business days prior to the Closing Date or the date of such request. Except as set forth on the attached Schedule 4.9, all notes and accounts receivable of the Companies are reflected properly on their books and records, arose from bona fide transactions in the ordinary course of business, are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent DFI Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with generally acceptable accounting principles consistently applied.

         4.10.    Liens. Except as set forth on the attached Schedule 4.10:

                  (a) the Companies own and have good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Assets, free and clear of any and all title defects, judgments, objections, security interests, liens, charges, liabilities, rights of redemption, options, mortgages, easements, restrictions, reservations, tenancies, agreements or other obligations or encumbrances of any nature whatsoever (collectively, "Liens");

                  (b) the Companies and DCI own and have good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Rights, free and clear of any and all Liens; and

                  (c) DFI owns and has good, marketable and unencumbered title to, or an unencumbered interest in, each of the Loans reflected on the Estimated Closing Balance Sheet, free and clear of any and all Liens.

         4.11. Good Condition. Except as set forth in the attached Schedule 4.11, all facilities used in connection with the operation of the DFI Business, the DFI Alabama Business and the DIA Business, all of the Assets and all of the Leased Personal Property are currently operating for their respective intended uses and need no major repairs.

         4.12. Litigation. Except as set forth on the attached Schedule 4.12, there are no actions, suits or proceedings pending and, to the Companies' or Sellers' Knowledge, there are no actions, suits, investigations or proceedings threatened against the Companies, Sellers, the DFI Business, the DFI Alabama Business, the DIA Business, the Assets, the Leased Property, the Rights or the Loans, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality which could affect the Companies, the DFI Business, the DFI Alabama Business, the DIA Business, the Assets, the Leased Property, the Rights or the Loans in any way. Except as set forth on the attached Schedule 4.12, the Companies are not in default with respect to or in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality affecting the Companies, the DFI Business, the DFI Alabama Business, the DIA Business, the Assets, the Leased Property or the Rights.

         4.13. Business Practices and Compliance with Applicable Laws and Regulations. Except as set forth on the attached Schedule 4.13:

                  (a) The Companies have complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to them, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, in connection with the operation of DFI Business, the DFI Alabama Business and the DIA Business, the ownership of the Assets or the lease of the Leased Property.

                  (b) DFI has not materially breached and is not in material default under the Loan Purchase Agreement or the Loan Origination Agreement. Neither DCI nor IHC has materially breached or is in material default under the Sales Agreements.

                  (c) The servicing and collection practices of DFI have been in all material respects legal, proper and prudent and have met customary industry standards applicable to similar loans.

                  (d) The Loans were originated by DFI and DFI Alabama in the regular course of business in accordance with Customary Loan Origination Practices, and comply and conform in all material respects with the Underwriting Guidelines.

                  (e) No fraudulent acts were committed by DFI, DFI Alabama or their affiliates in connection with the origination of any Loan.

         4.14. Employees. The attached Schedule 4.14 contains a complete and accurate list of the Companies' current employees as of November 15, 1999 (the "Employees") and, with respect to each Employee, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, any other fringe benefits or incentive paid or payable to him or her, including vacation accruals. Except as set forth on the attached Schedule 4.14, all such Employees are actively at work, and no such Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours.

         4.15.    Employee Relations.

                  (a) Except as set forth on the attached Schedule 4.15, there are no written or oral collective bargaining or other employment agreements or understandings with or affecting any Employee. Except as set forth on the attached Schedule 4.15, hours worked by, and payments made to, all Employees and former employees of the Companies ("Former Employees") have been in material compliance with the Fair Labor Standards Act and other applicable federal, state and local laws.

                  (b) Except as set forth on the attached Schedule 4.15, as of the Closing Date, all payments determined to be due from the Companies on account of any Employee's or Former Employees' work, health or welfare insurance, under any agreement, whether oral or written, will have been paid or properly accrued on the DFI Financial Statements (or incurred in the ordinary course of the Companies' business since the date of the Most Recent DFI Balance Sheet).

                  (c) Except as set forth on the attached Schedule 4.15, there are no vacation monies or rights to time off which have been earned by any Employee or Former Employee under any agreement, whether oral or written, that have not been paid or properly accrued on the DFI Financial Statements (or incurred in the ordinary course of the Companies' business since the date of the Most Recent Balance Sheet), nor are there any severance payments which could become payable by the Companies under the terms of any oral or written agreement or commitment.

                  (d) Except as disclosed pursuant to Section 4.16 below, the Companies have no liability with respect to any pension, profit sharing, retirement or similar plan, or other employee benefit plan.

                  (e)      Except as set forth on the attached Schedule 4.15:

                           (i) there is no unfair labor practice charge or complaint concerning the Companies or any Employee or Former Employee pending before any governmental agency in any jurisdiction in which the Companies conduct business;

                           (ii) there is no labor strike or slowdown, work stoppage, lockout or other collective labor action actually pending or, to the Companies' or Sellers' Knowledge, threatened against or affecting the DFI Business, the DFI Alabama Business or the DIA Business, and the Companies have not experienced any strike or slowdown, work stoppage, lockout or other collective labor action in connection with their business by or with respect to any Employees or Former Employees;

                           (iii) there is no representation claim or petition concerning the DFI Business, the DFI Alabama Business, the DIA Business or any Employee or Former Employee pending before any governmental agency in any jurisdiction in which the Companies conduct business, and no question concerning representation exists relating to the Employees;

                           (iv) there are no charges with respect to or relating to the DFI Business, the DFI Alabama Business or the DIA Business pending before the Equal Employment Opportunity Commission or any agency in any jurisdiction in which the Companies conduct business responsible for the prevention of unlawful employment practices;

                           (v) the Companies have not received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Companies and no such investigation is currently in progress; and

                           (vi) to the Companies' and Sellers' Knowledge, no key Employee or group of Employees has any plans to terminate employment with the Companies prior to or after Closing.

         4.16.    Employee Benefits.

                  (a) Definitions: For purposes of this Agreement, the following words and phrases shall have the meanings set forth below:

                           (i) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                           (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                           (iii) "Controlled Group" shall mean a group of corporations, trades or businesses, or a combination thereof, described in Section 4.16(b) below;

                           (iv) "Controlled Group Member" shall mean a corporation, trade or business that is a part of the same Controlled Group as the Companies;

                           (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                           (vi) "Employee Benefit Plan" shall mean and include any Pension Plan, Welfare Plan and any bonus, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, insurance or other plan or arrangement providing benefits to employees of the Companies or a Controlled Group Member, including, if the Companies or any Controlled Group Member is organized under foreign law, any similar plan allowed by any foreign law, and including any multiemployer plan (as defined in Section 3(37) of ERISA);

                           (vii) "Pension Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA; and

                           (viii) "Welfare Plan" means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

                  (b)      Controlled Group: Except as disclosed in the attached
                           Schedule 4.16, no Company is now, has ever been or will be at any time prior to the Closing Date, a member of:

                           (i) a controlled group of corporations as defined in Section 414(b) of the Code;

                           (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code;

                           (iii)    an affiliated service group as defined in
                                    Section 414(m) of the Code;

                           (iv) a group of businesses referred to in Section 414(o) of the Code;

                           (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or

                           (vi) any other group under the law, rules or regulations of a foreign country similar to
                                    (i) through (v) above.

                  (c)      Employee Benefit Plans and Documents: The attached
                           Schedule 4.16 lists each and every Employee Benefit Plan which either the Companies or any Controlled Group Member now, or will at any time prior to the Closing Date, maintain, sponsor, participate in or contribute to with respect to the Employees or the Former Employees, or which the Companies or any Controlled Group Member ever maintained, sponsored, participated in or made contributions to or with respect to the Employees or the Former Employees, to the extent the Companies or any Controlled Group Member continue to have any liability or reasonable expectation of any liability under such previous plan. Schedule 4.16 discloses the name of the plan sponsor for each plan set forth on Schedule 4.16. Except as disclosed in the attached Schedule 4.16, neither the Companies nor any Controlled Group Member is a party to any collective bargaining or union contract with respect to the Employees or the Former Employees. The Companies have provided to Purchaser true and correct copies of the following documents relating to the Employee Benefit Plans listed in the attached Schedule 4.16: (A) plan documents; (B) trust documents; (C) plan and trust amendments; (D) summary plan descriptions and amendments thereto; (E) summaries of material modifications; (F) insurance (including reinsurance), administrative services or annuity contracts; (G) collective bargaining agreements or contracts and all amendments thereto; (H) the most recent financial statements; (I) with regard to self-funded Welfare Plans (other than those for which benefits are paid from the general assets of the employer and/or insurance contracts), experience and enrollment data for the prior three plan years as well as documentation and calculations demonstrating the present value of accrued obligations under such plans as of the Closing Date; (J) if the Companies provide, or have any commitment or obligation to provide, any Employee Benefit Plan benefits to their retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Closing Date; (K) if the Companies or any Controlled Group Member maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA with respect to the Employees or the Former Employees, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (L) a list or description of participants from the Companies in each plan; (M) the five most recent annual reports; (N) agreements with respect to leased or temporary employees; (O) all Internal Revenue Service rulings, if any; and (P) the most recent Internal Revenue Service determination letters.

     (d)  Representations: Except as specifically set forth in the attached
          Schedule 4.16:

          (i) Qualification: All the Pension Plans required to be listed on the attached Schedule 4.16, and the related trusts, if any, now meet, and since their inception have met, and as of the Closing Date shall meet, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code;

          (ii) Determination Letters: The Internal Revenue Service has issued a favorable determination letter with respect to the qualified status of each such Pension Plan and trust, and has not taken, nor, to the Knowledge of the Companies, Controlled Group Members or

               Sellers, prior to the Closing Date shall it take, any action to revoke such letter;

         (iii) Satisfaction of Obligations: The Companies and each Controlled Group Member have performed, and through Closing shall perform, in all material respects, all obligations required to be performed by them under the Employee Benefit Plans (including, but not limited to, the making of all contributions), and are not in material default under, or in material violation of, any of the Employee Benefit Plans, and neither the Companies, any Controlled Group Member nor any of the Sellers have Knowledge of any such material default or violation of any other party to any and all of the Employee Benefit Plans;

          (iv) Compliance With Laws: Each Employee Benefit Plan has been, and through Closing shall be, administered in material compliance with ERISA, the Code, the Age Discrimination in Employment Act (to the extent applicable), COBRA, and any other applicable federal, state or local laws, and, if applicable, any foreign laws, and each Employee Benefit Plan is valid and binding, in full force and effect, and there are no defaults thereunder;

           (v) No Prohibited Transactions: None of the Employee Benefit Plans maintained by the Companies or any Controlled Group Member, nor any trust created thereunder, any trustee or administrator thereof, nor the Companies or Sellers has engaged in any transaction, or will prior to the Closing Date engage in any transaction, which would violate Section 4975 of the Code, or
               Part 4 of Title I of ERISA, or, if applicable, any similar provision under foreign law;

          (vi) No Claims Pending or Threatened: There are not presently, nor, to the Knowledge of the Companies, Controlled Group Members or Sellers, shall there be prior to the Closing Date, any actions, suits or claims pending (other than routine claims for benefits) or, to the Companies' or Sellers' Knowledge, threatened against, any Employee Benefit Plan, against the assets of any Employee Benefit Plan, or against the Companies or any Controlled Group Member for benefits arising under or pursuant to any Employee Benefit Plan;

         (vii) No Funding Deficiency: Neither the Companies nor any Controlled Group Member has, nor as of the Closing will have, a "funding deficiency", as that term is used in Section 412 of the Code, whether or not waived, with regard to any Employee Benefit Plan;

        (viii) Bonding: Each "plan official", within the meaning of Section 412 of ERISA, of each Pension Plan listed in the attached Schedule

               4.16 is, and through the Closing shall be, bonded to the extent required by said Section 412;

          (ix) No Reportable Event: No proceeding has been initiated, nor, except as otherwise expressly provided in this Agreement, shall any proceeding be initiated prior to the Closing Date, to terminate any Employee Benefit Plan and no "reportable event", within the meanings of Section 4043 or 4063 of ERISA, has occurred, nor shall any occur prior to the Closing Date, with respect to any Employee Benefit Plan;

           (x) No Multiple Employer Plan: The Companies do not, nor will they prior to the Closing Date, participate in, contribute to, or, to their Knowledge, employ any persons covered by any "multiple employer plan" as discussed in Section 413(c) of the Code, and there is no reasonable expectation that the Companies have or will have any liability with respect to any such plan. The Companies have never participated in, contributed to, or, to their Knowledge, employed any persons covered by any such plan;

          (xi) No Multi-Employer Plan: Neither the Companies nor any Controlled Group Member participates in, contributes to, or, to their Knowledge, employs any persons covered by a "multiemployer plan" as defined in Section 3(37) of ERISA, nor will it do so prior to the Closing Date, and there is no reasonable expectation that the Companies have or will have any liability with respect to any such plan;

         (xii) No Withdrawal Liability: Neither the Companies nor any Controlled Group Member has incurred, nor will they incur prior to the Closing Date, any withdrawal liability, as defined in Title IV of ERISA, to a multi-employer plan;

        (xiii) No Retiree Benefits: No retiree benefits are payable, either now or in the future, pursuant to any Welfare Plan with respect to the Employees or Former Employees, nor shall an obligation to provide such benefits be incurred prior to the Closing Date, except as otherwise required by Code Section 4980B and ERISA Sections 601 through 608;

         (xiv) Reporting and Disclosure: With regard to each Employee Benefit Plan listed in the attached Schedule 4.16, the Companies have complied with, and will through the Closing continue to comply, in each case in all material respects, with all reporting and disclosure requirements of ERISA and the Code;

          (xv) Sufficient Assets: As of the Closing: (i) with regard to funded plans, the assets of each such Employee Benefit Plan listed in the attached Schedule 4.16 will be equal to or greater than the accrued benefits of the participants and beneficiaries of such plans determined, if they are defined benefit plans, pursuant to the actuarial methods and assumptions utilized by the Pension Benefit Guaranty Corporation in the event of plan termination and any applicable foreign law and/or agency;
                    (ii) with regard to Employee Benefit Plans listed in the attached Schedule 4.16 that are funded by the Companies' general assets, a sufficient reserve has been established on the Companies' books to pay all accrued benefits of participants and beneficiaries who are Employees or Former Employees; and (iii) with regard to insured Employee Benefit Plans listed in the attached Schedule 4.16, all insurance premiums to provide benefits under such plans through the Closing are paid;

            (xvi)   No Further Liabilities: Except as provided in the attached
                    Schedule 4.16, the Companies do not, and shall not as of the Closing, have any liability or obligation to any Employee Benefit Plan or to the Pension Benefit Guaranty Corporation, Department of Labor, Department of Treasury or similar agency of a foreign government, any other plan or entity, or any employee, participant or beneficiary of any Employee Benefit Plan, arising out of or pursuant to any Employee Benefit Plan which could subject the Companies to any material liability;

            (xvii) Defined Contribution Plan: With respect to each plan listed in the attached Schedule 4.16 that is a defined contribution plan within the meaning of Section 3(34) of ERISA, the Companies and their Controlled Group Members have paid all contributions on behalf of prior plan years, and any salary deferrals and employer contributions, including matching contributions, have been paid or accrued for the current plan year; and

            (xviii) Termination and Amendment: Each Employee Benefit Plan listed in the attached Schedule 4.16 is, and as of and through the Closing, shall be terminable, and/or subject to amendment by the Companies, at the discretion of the Companies, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date.

4.17.    Financial Information.

         (a) Set forth on the attached Schedule 4.17(a) are: (i) the audited consolidated balance sheet of the Companies as of December 31, 1998 (the "Most Recent DFI Balance Sheet") and the related statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended (collectively, the "1998 DFI Financial Statements"); and (ii) the unaudited consolidated balance sheets of the Companies as of and September 30, 1999, and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "September 1999 DFI Financial Statements", and together with the 1998 DFI Financial Statements, the "DFI
             Financial Statements"). All of the DFI Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of the Companies; and (iii) present fairly the financial condition, results of operation and cash flows of the Companies as of the dates and for the periods indicated; subject, in the case of the September 1999 DFI Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 4.17(a), the Missing Adjustments/Footnotes, if presented in the September 1999 DFI Financial Statements, would not differ materially from those included in the 1998 DFI Financial Statements. Two business days before the Closing, Sellers shall deliver to Purchaser the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet will present fairly DHI's estimate of the financial condition of the Companies as of the Closing Date. All Servicing Advances to be reflected on the Estimated Closing Balance Sheet are recoverable. All Servicing Advances paid with respect to monthly principal and interest will be collected from the applicable pools on a pool-wide basis as funds are available. All Servicing Advances with respect to repossession expenses will be collected on the liquidation of the respective Loans. The DFI Financial Statements and the attached
               Schedule 4.18 make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of the Companies.

          (b) Set forth on the attached Schedule 4.17(b) are: (i) the audited consolidated balance sheet of DCI as of December 31, 1998 (the "Most Recent DCI Balance Sheet") and the related statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended (collectively, the "1998 DCI Financial Statements"); and (ii) the unaudited consolidated balance sheets of DCI as September 30, 1999, and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "September 1999 DCI Financial Statements", and together with the 1998 DCI Financial Statements, the "DCI Financial Statements"). All of the DCI Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of DCI; and (iii) present fairly the financial condition, results of operation and cash flows of DCI as of the dates and for the periods indicated; subject, in the case of the September 1999 DCI Financial Statements only, to Missing Adjustments/Footnotes. Except to the extent disclosed on the attached Schedule 4.17(b), the Missing Adjustments/Footnotes, if presented in the September 1999 DCI Financial Statements, would not differ materially from those included in the 1998 DCI Financial Statements.

    4.18. No Undisclosed Liabilities. Except as and to the extent set forth on the attached Schedule 4.18 or reflected in the DFI Financial Statements, and except for current liabilities incurred by the Companies in connection with the operation of or with respect to the DFI Business, the DFI Alabama Business and the DIA Business in the ordinary course since the date of the Most Recent DFI Balance Sheet, the Companies have no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether the Companies have any Knowledge thereof, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing that could cause DFI a Material Adverse Effect.

4.19.   Tax Matters.

        (a)  Except as set forth on the attached Schedule 4.19:

             (i) the Companies, each of their affiliated groups and each of the entities identified on the attached Schedule 4.19 pursuant to Section 4.19(b) below (the "Predecessors") have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations;

             (ii) the Companies, each of their affiliated groups and each of their Predecessors have paid all material Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

             (iii) neither the Companies, nor any of their affiliated groups or Predecessors have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

             (iv) the accrual for Taxes on the Most Recent DFI Balance Sheet would be adequate to pay all Tax liabilities of the Companies if their current tax year were treated as ending on the date of the Most Recent DFI Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

             (v) since the date of the Most Recent DFI Balance Sheet, neither the Companies nor any of their subsidiaries has incurred any liability for Taxes with respect to their businesses other than in the ordinary course;

             (vi) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Companies, any of their affiliates groups or any of their Predecessors;

             (vii) neither the Companies nor any of their affiliated groups or Predecessors have received from any foreign, federal, state or local taxing authority any (A) written notice indicating an intent to open an audit or other review, or (B) request for information related to Tax matters; and

             (viii) there are no unresolved questions or claims concerning any
                    Tax liability of the Companies or any affiliated group or Predecessor of the Companies.

        (b)  Except as set forth on the attached Schedule 4.19, none of the
             Companies:

             (i)    has made an election under Section 341(f) of the Code;

             (ii) is liable for the Taxes of another person (A) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise;

             (iii)  is a party to any tax sharing agreement; or

             (iv) has made any payments, is obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

4.20.   Environmental, Health and Safety Matters.

        (a) Definitions. As used in this Agreement, the following terms have the following meanings:

             (i) "Environmental Laws" means any and all applicable federal, state, and local statutes, laws, regulations and ordinances concerning public health or safety, worker health or safety or pollution or protection of the environment, as amended and in effect as of the date hereof, including but not limited to, the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq. or which govern: (i) the identification, investigation, cleanup, removal and/or remedy of releases or threat of releases of Hazardous Materials on owned or leased real property; (ii) the emission or discharge of Hazardous Materials into the environment; or (iii) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials.

             (ii) "Hazardous Materials" means any material or substance which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such terms used to define a substance having an adverse effect on the environment under any Environmental Laws or: (i) that is classified as gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (ii) that contains 50 parts per million or more polychlorinated biphenyls (PCBs); (iii) that is classified as asbestos-containing material; (iv) that is radioactive; (v) that is biologically hazardous; or (vi) the presence of which requires investigation or remediation under any Environmental Law.

              (iii) "Environmental Reports" means any and all environmental site assessment reports which the Companies have ever caused to be prepared or have ever received with respect to the Leased Real Property or any other parcel or real property ever owned, leased or operated by the Companies or any subsidiary, affiliate or predecessor in interest of the Companies ("Former Property").

         (b) Except as set forth in the Environmental Reports or on the attached Schedule 4.20:

              (i) The Companies have not received notice, and to the Knowledge of Sellers and the Companies, they have no information which indicates that the Companies will be receiving notice, of proceedings, claims or losses relating to alleged violations by the Companies of any Environmental Laws or relating to the alleged responsibility of the Companies for the investigation, cleanup, removal and/or remedy of releases or discharges or the presence of Hazardous Materials;

              (ii) The Companies are and have been in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws relating to their business, except where such noncompliance would not have any reasonable likelihood, singly or in the aggregate, of causing a DFI Material Adverse Effect;

              (iii) The Companies and, to the Knowledge of the Companies and
                    Sellers, the Companies' predecessors in interest, have timely filed all notices, reports and other submissions required under all Environmental Laws, except for such notices, reports or other submissions with respect to which the failure to so file would not have any reasonable likelihood, singly or in the aggregate, of causing a DFI Material Adverse Effect;

              (iv) The Companies have been issued all permits, certificates, approvals, licenses and other authorizations required under all Environmental Laws, except where the failure to obtain any such permit, certificate, approval, license or other authorization would not have a DFI Material Adverse Effect and are and continue to be in material compliance therewith;

              (v) The Companies have not caused or suffered any Hazardous Materials to be disposed onto or into soils of the Leased Real Property or the Former Property which would have any reasonable likelihood, singly or in the aggregate, of causing a DFI Material Adverse Effect;

             (vi) To the Knowledge of the Companies and Sellers, the Companies have not owned or operated any underground storage tanks on or under the Leased Real Property or the Former Property which have not been removed together with any associated contaminated media in accordance with currently applicable requirements;

             (vii) To the Knowledge of the Companies and Sellers, the Companies have not arranged for the transportation, treatment or disposal of any waste that was disposed of or treated at any site listed on any federal CERCLA or state list or other lists of hazardous substances sites; and

             (viii) True, correct and complete copies of all Environmental
                    Reports have been provided to Purchaser.


    4.21. Consents, Approvals and Authorizations. Except as set forth on the attached Schedule 4.21(a), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of the Companies or the Sellers in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the consummation of the transactions contemplated in this Agreement and the Attendant Documents that, if not obtained, performed or given, would cause a DFI Material Adverse Effect. The attached Schedule 4.21(b) sets forth those consents, approvals, authorizations, designations, declarations, filings and notices that, if not obtained, performed or given before the Closing, would cause a DFI Material Adverse Effect. Prior to the Closing, the Companies and Sellers shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 4.21(b), and as of the Closing, the Companies and Sellers shall have given Purchaser's counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

    4.22. Insurance. Except as set forth on the attached Schedule 4.22, the Companies, through DCI, have maintained and now maintain insurance with respect to the Assets, Leased Property, the DFI Business, the DFI Alabama Business and the DIA Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, workers compensation, and in such amounts as is customary or appropriate in the industry. The attached Schedule 4.22 contains a true and correct summary of all such insurance policies other than property damage insurance policies maintained by the Companies, presently or at any point during the last five years, setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on the attached Schedule 4.22, no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims.

          Concurrently with or prior to the execution of this Agreement, the Companies have delivered to Purchaser or Purchaser's counsel true, correct and complete copies of all such insurance policies. Except as set forth in the attached Schedule 4.22, all such insurance policies will be in full force and effect through the Closing. The Parties mutually understand, however, that all such insurance policies will cease to cover the Companies' employees and the Assets, Leased Property, the DFI Business, the DFI Alabama Business and the DIA Business after the Closing and that Purchaser or DFI will be responsible for obtaining new insurance policies as of and after the Closing. Except as set forth on the attached Schedule 4.22, there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against the Companies which is not fully covered by insurance. The attached Schedule 4.22 contains loss runs for the last five years setting forth all property, general and products liability and workers compensation claim activity against the DFI Business, the DFI Alabama Business or the DIA Business, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on the attached Schedule 4.22, none of the Companies or Sellers has any Knowledge of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

    4.23. Recent Conduct of Business; Interim Operations

          (a) Except as set forth on the attached Schedule 4.23, since December 31, 1998 there has not been, and through the Closing, there shall not be, any DFI Material Adverse Effect. Except as set forth on the attached Schedule 4.23, since December 31, 1998, the Companies have not and will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's sole discretion:

               (i) sold or transferred any assets of DFI Business, the DFI Alabama Business or the DIA Business, other than inventories in the ordinary course of business;

               (ii) issued or redeemed, or agreed to issue or redeem any shares of DFI Stock, DFI Alabama Stock or DIA Stock, or granted any other options, rights or other entitlements in respect of shares of DFI Stock, DFI Alabama Stock or DIA Stock;

               (iii) paid or declared any dividends or other distributions to any of their shareholders;

               (iv)  made any changes in the Companies' accounting principles;

               (v) paid out any cash generated by earnings of the Companies from and after the date of the Most Recent DFI Balance Sheet, except to pay ordinary and routine expenses incurred in the ordinary course of the DFI Business, the DFI Alabama Business and the DIA Business; or

               (vi) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (i) through (v) of this Section 4.23(a).

          (b) Except as set forth on the attached Schedule 4.23, since September 30, 1999, the Companies have caused, and through the Closing, the Companies shall cause, the DFI Business, the DFI Alabama Business and the DIA Business to be conducted only in the ordinary course. Except as set forth on the attached Schedule 4.23, since September 30, 1999, the Companies have not and, from the date hereof through the Closing, will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's sole discretion:

               (i) made or incurred any capital expenditures in excess of Five Thousand Dollars ($5,000) per item acquired;

               (ii) entered into, terminated or amended any material Contract other than those described on the attached Schedule 4.4; or

               (iii) entered into any agreement or commitment (other than this
                     Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (i) or (ii) of this Section 4.23(b).

    4.24. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which the Companies or any of the Sellers is a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of any of the Companies' or the Sellers' Articles of Incorporation or bylaws, or any other agreement or instrument to which any of the Companies or any of the Sellers is a party, or by which any of the Companies or any of the Sellers may be bound or to which any of the Companies or any of the Sellers may be subject.

    4.25. Brokerage or Finder's Fee. Except for Lehman Brothers, Inc., no broker, finder, agent or similar intermediary has acted for or on behalf of the Companies or the Sellers in connection with this Agreement or the transactions contemplated hereby and, except for the fee payable to Lehman Brothers, Inc. by Sellers, no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Companies or the Sellers or any action taken by the Companies or the Sellers.

    4.26. Disclosure. No representation or warranty by DFI or Sellers contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument to be furnished at Closing, either pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact.

    4.27. Ownership of Shares. On consummation of the transactions contemplated in this Agreement, (a) Purchaser will be the sole shareholder of DFI, and Purchaser will have valid and marketable title to all of the issued and outstanding shares of DFI's capital stock free and clear of all Liens, (b) DFI will be the sole shareholder of DFI Alabama and DIA, and DFI will have valid and marketable title to all of the issued and outstanding shares of DFI Alabama's capital stock and DIA's capital stock, free and clear of all Liens, and (c) no other person or entity will have any rights to purchase or otherwise acquire shares of DFI Stock, DFI Alabama Stock or DIA Stock.

    4.28. Capitalization. DFI has one class of capital stock, common stock, no par value per share. Each of DFI Alabama and DIA has one class of capital stock, common stock, $0.01 par value per share. The attached
          Schedule 4.28 sets forth the number of authorized and the number of issued and outstanding shares of common stock of each Company.
          Schedule 4.28 also identifies all of the Companies' shareholders, and with respect to each such shareholder, identifies the number of issued and outstanding shares of stock of a Company which stand in the name of such shareholder on such Company's books and records. All of the DFI Shares, all of the issued and outstanding shares (the "DFI Alabama Shares") of DFI Alabama Stock and all of the issued and outstanding shares (the "DIA Shares") of DIA Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued by DFI, DFI Alabama and DIA, respectively, without violating any requirements of law. Except as set forth on the attached Schedule 4.28, there are no preemptive or first refusal rights to purchase or otherwise acquire shares of the DFI Stock, DFI Alabama Stock or DIA Stock pursuant to DFI's, DFI Alabama's or DIA's Articles of Incorporation or bylaws ("Governing Documents") or by agreement or otherwise. There are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of DFI's, DFI Alabama's or DIA's capital stock or any securities convertible into or exchangeable for such shares.

    4.29. Subsidiaries. Except for the fact that DFI Alabama and DIA are subsidiaries of DFI, and except as and to the extent set forth on the attached Schedule 4.29, no Company has any subsidiaries, and no Company has any equity interest in, or any right to acquire any equity interest in, any other entity.

    4.30. Millennium Compliance.

          (a) Sellers and the Companies have (i) conducted a comprehensive review and assessment of all areas of the DFI Business, the DFI Alabama Business and the DIA Business that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999), (ii) developed a detailed plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date implemented that plan in accordance with that timetable.

          (b) All computer applications that are material to the DFI Business, the DFI Alabama Business and the DIA Business are able properly to perform date-sensitive functions for all dates before and after January 1, 2000 (i.e., are "Year 2000 Compliant"). Without limiting the foregoing, the Dynex Software (i) is designed to be used prior to, during, and after the calendar year 2000 and will operate during each such time period without error relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (ii) will not abnormally end or provide invalid or incorrect results as a result of date data; and (iii) has been designed to insure year 2000 compatibility, including, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century.

          (c) Sellers and the Companies have made inquiry of each of the Companies' key suppliers and vendors with respect to the Year 2000 Problem and, based on that inquiry, believes that each of them will on a timely basis be Year 2000 Compliant, except to the extent that their failure, individually or in the aggregate, to be Year 2000 Compliant would have a DFI Material Adverse Effect.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and covenants the following to each of the Sellers, both as of the date of this Agreement and as of the Closing Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, each of the Sellers and DFI are completely relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will completely rely on, such representations, warranties and covenants:

     5.1. Good Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified to transact business in the State of Michigan. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement and such Attendant Documents. This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by the Purchaser's Board of Directors and all other necessary and proper corporate action on the part of Purchaser. This Agreement, and all of the Attendant Documents to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

     5.2. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser's Articles of Incorporation or bylaws, or any other agreement or instrument to which Purchaser is a party, or by which Purchaser is bound or to which it may be subject.

     5.3. Disclosure. No representation or warranty by Purchaser contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument to be furnished at Closing, either pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

     5.4. Brokerage or Finder's Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

     5.5. Consents, Approvals and Authorization. No consent, approval or authorization of, or designation, declaration or filing with, or notice to any governmental authority, or any lenders, lessors, creditors shareholders or others, is required on the part of Purchaser in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the transactions contemplated in this Agreement and the Attendant Documents.

     5.6. Purchase for Investment. Purchaser will be acquiring the DFI Shares solely for its own account for investment and not with a view to or for the distribution thereof.

6. ADDITIONAL AGREEMENTS; SURVIVAL.

     6.1. Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of any (i) representation or warranty of such Party contained in this Agreement which was true as of the date of this Agreement, but which has subsequently become untrue, (ii) Breach of any covenant under this Agreement by such Party, and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated in this Agreement.

     6.2. Transition Agreement. At Closing, DCI, DFI and Purchaser shall enter into a Transition Service Agreement, the form of which is attached as Exhibit B (the "Transition Agreement").

     6.3. Amendments to Existing Servicing Agreements. After Closing, DFI shall continue to service a servicing portfolio of approximately $1 billion of Loans pursuant to the Loan Purchase Agreement and three servicing agreements between DFI (as "Servicer") and MERIT (the "MERIT Servicing Agreements") (or their successors in interest in and to the Loans subject to servicing thereunder). Effective as of Closing, Sellers and DFI shall cause all of the MERIT Servicing Agreements to be amended so that the following shall be accomplished:

          (a) None of the MERIT Servicing Agreements will be subject to quarterly or annual renewal and will only be terminable for material cause, and (except as set forth in subparagraph (b) below) only the MERIT Servicing Agreement applicable to MERIT 13 will also be terminable at the direction of a majority (in dollar amount) of the Bondholders after the occurrence of a "Servicing Trigger Event" (as defined under the MERIT Servicing Agreement applicable to MERIT 13).

          (b) After that time when a Trust Indenture is terminated, the related MERIT Servicing Agreement will nevertheless be subject to (and be amended to provide for) Servicing Trigger Events identical to those currently provided under the MERIT Servicing Agreement applicable to MERIT 13, with the right to cause a termination as a result of the occurrence of a Servicing Termination Event exercisable by MERIT or its assigns.

          (c) DFI, as Servicer under and subject to the terms of those MERIT Servicing Agreements, shall continue as "Servicer" under each such MERIT Servicing Agreement and any substitute servicing agreements on identical substantive and economic terms, unless otherwise agreed to by DFI in its sole discretion, except, however, at the request of MERIT the Servicer agrees to add to or delete from the MERIT Servicing Agreements for the Serviced Loans currently serviced under the MERIT Servicing Agreements, the "REMIC" related provisions contained in the MERIT Servicing Agreement for MERIT 13 . In the event that any of the Serviced Loans serviced by DFI under any of the Servicing Agreements (including successor or substitute agreements) are no longer subject to the Trust Indenture applicable to the respective MERIT 11, 12 or 13 securitization, or if no "Senior Bonds" are outstanding under any of MERIT 11, 12 or 13 (e.g., if they have been redeemed under a call option), the existing provisions of any applicable documents requiring or causing a subordination of the Servicing Fee by DFI shall terminate and no longer apply. Prior to that time, however, and to the extent that DFI shall not receive its Servicing Fee otherwise payable under any of the MERIT Servicing Agreements as the result of the subordination of such Servicing Fee, DCI will reimburse all such subordinated amounts to DFI on demand. In the event that DCI fails to pay DFI such fees and MERIT shall fail to exercise any existing call right under or with respect to MERIT 11, 12 or 13, as and when it shall arise after the date when the amounts payable to the Bondholders of any class shall be increased in accordance with the terms of the applicable Trust Indenture, DCI shall cause MERIT to assign those unexercised call options to DFI or its designee. Effective as of Closing, DCI shall cause MERIT to enter into an agreement with DFI and DCI, in form and substance reasonably satisfactory to Purchaser, providing for the foregoing rights and remedies.

          (d) MERIT will have the right to terminate the MERIT Servicing Agreement related to each of MERIT 11, 12 or 13 in whole or in part under the following terms and conditions: (i) the related Trust Indenture shall have been terminated by MERIT, (ii) no such termination will be within three years of the Closing Date, (iii) the servicing by DFI as to no more than $200 million of Serviced Loans will be terminated in any twelve month period, (iv) if the reason for termination relates to the sale of the Serviced Loans by MERIT or DCI, DFI or an affiliate will have the right of first refusal to purchase those Serviced Loans, and (v) MERIT will pay to DFI a servicing termination penalty equal to A times B times C, where A equals 4, B equals the difference of the average servicing fee (including any servicing incentive fees) paid to DFI on such Serviced Loans over the prior three years (expressed as a percentage of the principal balance of such Serviced Loans) and 0.30%, and C equals the principal balance of the loans at time of the transfer.

          (e) Effective as of Closing, DCI shall cause MERIT to enter into an agreement with DFI and DCI, in form and substance reasonably satisfactory to Purchaser, providing for the foregoing rights and remedies described in the foregoing subparagraphs (d) and (e).

          (f) The servicing fee structure is amended as set forth in the letter of intent dated October 11, 1999 between Bingham and DCI, which modifications shall otherwise be acceptable to Purchaser in its sole discretion.

          (g) The Servicer thereunder shall not be required to pay the fees and expenses of any Back-Up or Stand-By Master Servicer or Servicer after the Closing Date.

          (h) DFI shall be released and discharged from any continuing obligation or liability to repurchase any Serviced Loans due to any breach or default by DFI under or with respect to the MERIT Servicing Agreements (including without limitation any representations or warranties) which occurred prior to the Closing, in the manner presently provided under Section 540 of the Servicing Guide, as if DFI's rights under the MERIT Servicing Agreements had been sold and transferred to a third party (and the pre-Closing liability of DFI shall be assumed and undertaken by DCI, or any other entity satisfactory to the Rating Agencies and the respective Trustees). The manner in which that release and discharge is accomplished shall be satisfactory to Purchaser in its sole discretion and where accomplished through additional documentation the same shall be executed and/or consented to by all necessary parties (including at a minimum DCI, in its own right and as Master Servicer, MERIT, in its own right and as Issuer, and, if necessary, the Trustee).

          (i) Those specific changes to the Servicing Guide, described in the attached Exhibit C, shall be adopted and applicable to all Serviced Loans effective no later than Closing.

          (j) Each of the MERIT Servicing Agreements will be modified to provide that (i) the Servicer will provide monthly electronic reporting for all Serviced Loans on a loan-level basis, consistent with current reporting provided by Dynex Services to investors under those arrangements, and (ii) Servicer will at the request of DCI make available, on a monthly basis, qualified and knowledgeable personnel for a meeting or telephonic discussion with the Issuer, bond investors, Rating Agencies and/or other parties deemed necessary or appropriate by DCI in the exercise of its reasonable discretion, relating to the performance and other relevant issues regarding of the Serviced Loans.

     6.4. Survival. The representations and warranties set forth in Sections 4 and 5 of this Agreement shall survive for a period of three years after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.19 above shall survive for the applicable statute of limitations period and that the representations and warranties set forth in Sections 4.27 and 4.28 above shall survive indefinitely.

     6.5. No Hire or Solicitation.

          (a) Purchaser agrees that from the date of this Agreement until Closing, or in the event this Agreement is terminated under
               Section 10.1, until one year after the date of this Agreement, Purchaser shall not, and shall not permit its officers, directors, employees, agents or affiliates, nor the respective officers, directors, employees or agents of such affiliates, to directly solicit the hiring of any current employees of the Companies or to directly induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with any current employees of the Companies to terminate their employment with the Companies. Notwithstanding the foregoing, Purchaser or its affiliates may at any time hire any employee of the Companies who responds to a general advertisement or is directed to Purchaser by a headhunter without Purchaser having identified such employee as a candidate for a position with Purchaser, provided that such hiring does not violate the provisions of such employee's employment agreement(s) or conditions with the Companies.

          (b) Each Seller agrees that from the date of this Agreement until Closing, and, if the Closing occurs, for one year after the date of this Agreement, Sellers shall not, and shall not permit their officers, directors, employees, agents or affiliates, nor the respective officers, directors, employees or agents of such affiliates, to directly solicit the hiring of any current employees of the Companies or to directly induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with any current employees of the Companies to terminate their employment with the Companies. Notwithstanding the foregoing, Sellers or their affiliates may at any time hire any employee of the Companies who responds to a general advertisement or is directed to Sellers by a headhunter without Sellers having identified such employee as a candidate for a position with Sellers, provided that such hiring does not violate the provisions of such employee's employment agreement(s) or conditions with the Companies.

     6.6. Reasonable Efforts. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     6.7. Use of Dynex Name.

          (a) Sellers hereby grant to DFI and Purchaser a non-exclusive license to use the names "Dynex Financial, Inc.", "Dynex Financial of Alabama, Inc." and "Dynex Insurance Agency, Inc.", all variations of those names (including the Internet domain name "dynexfinancial.com" ) and all Intellectual Property related to those names (collectively, the "Dynex Name") for a term of two years without any additional consideration from Purchaser or DFI. Purchaser will stop using the Dynex Name and amend the articles of incorporation of each of the Companies to change their names to comply with this Section 6.7 no later than two years after the Closing Date.

          (b) Except as provided in Section 6.7(c) below, no later than five business days after the Closing Date, DCI shall cause all references to the Companies, including but not limited to the web pages describing DFI's "Manufactured Housing Lending (Refinancing/Direct to Consumer)" and "Manufactured Housing Lending (Retail and Inventory)" financing products and services, to be removed from DCI's Internet web site.

          (c) Notwithstanding Section 6.7(b) above, after the Closing and until Purchaser stops using the Dynex Name under Section 6.7(a) above, each of DFI and DCI will put on its own Internet web site (if any) either or both of a hyperlink to the other's Internet web site and a referral page that includes the other's toll-free telephone number and/or the other's URL.

     6.8. Dynex Software. The Parties agree that after the Closing, subject to the following, DCI and DFI shall have co-ownership of the Dynex Software as in existence on the date of this Agreement, including the right to copy, license, distribute, prepare derivative works and exercise other rights enjoyed by copyright holders, subject to the following:

          (a) Neither DCI nor DFI shall have the duty to account to the other for any revenue or royalties derived from licensing of the Dynex Software.

          (b) DCI shall not own, have any rights in, retain any copies of (in source or object code form) or reproduce the software known as Portal (DFI's credit scoring model) or any portions thereof.

          (c)  DCI, at its sole cost and expense:

               (i) shall obtain any third party licenses currently held by DFI as may be required in connection with the use or operation of the Dynex Software by DCI after Closing; and

               (ii) shall take any action necessary to transfer to DFI all of
                    DCI's rights in the Intellectual Property and the Intangible Property, including such rights as may be necessary in connection with the use and operation of the Dynex Software or the operation of the DFI Business, the DFI Alabama Business or the DIA Business as presently conducted, including without limitation the items identified as being licensed to DCI on the attached Schedule 1.1(d). DCI will be responsible for and pay all additional license fees in excess of currently payable fees necessary to permit each of DFI and DCI to continue to use the Intellectual Property and the Intangible Property of third party vendors or licensors, except any portion of such fees that relates to any vendor's or licensor's normal and customary increase in fees payable with respect to any license held by DFI after the Closing.

          (d)  For a period of five years from the Closing, DCI shall not:

               (i) license, sublicense, sell, assign, transfer or otherwise directly or indirectly provide use of or access to the Dynex Software for use in the manufactured home financing business or the land and home financing business; or

               (ii) directly or indirectly, alone or in conjunction with other parties, use the Dynex Software or other third party software to compete with the DFI Business, the DFI Alabama Business.

          (e) Each of DCI and DFI shall provide reasonable technical assistance to the other in connection with the operation and maintenance of the Dynex Software, provided, that neither DCI nor DFI shall have any rights to updates, modifications, or derivative works of the Dynex Software prepared by the other, any such rights being subject to the terms of a separate agreement.

          (f) Subject to their rights to license or sublicense the Dynex Software as described in the following sentence, each of DCI and DFI shall maintain the confidentiality of the Dynex Software and underlying source code and take reasonable precautions against unauthorized use or access, which procedures shall be no less than those currently employed by DCI and DFI. Any licensing or sublicensing of the Dynex Software shall be done pursuant to bona fide license agreements that protect the respective interests of DCI and DFI in the Dynex Software.

     6.9. Employee Benefit Covenants.

          (a) Continuing Coverage. With respect to the types of plans identified in items 1 and 2 of paragraph (c) on the attached
               Schedule 4.16, as of and after the Closing Date, Purchaser or one of its affiliates will cause the Companies' employees to be provided benefits not in the aggregate less than the benefits provided to the employees of Purchaser and its affiliates from time to time.

          (b) 401(k) Loan Repayments and Vesting. Effective as of the Closing Date, Sellers will amend the Dynex Capital, Inc. 401(k) Plan and the Dynex Capital, Inc. 401(k) Overflow Plan to cause the account balances of each Employee of the Companies thereunder to fully vest as of the Closing Date and to cause their active participation in each such plan to cease as of the Closing Date.

          (c) Prior Service Credit. All of the Companies' employees shall be credited under Purchaser's tax-qualified Defined Contribution Plan (as defined in Section 3(34) of ERISA) (or a tax-qualified Defined Contribution Plan of an affiliate of Purchaser) with eligibility service, vesting service and benefit accrual service, for all periods of service with Sellers and the Companies. As soon as practicable after the Closing Date, Purchaser will cause its tax-qualified Defined Contribution Plan (or the tax-qualified Defined Contribution Plan of an affiliate of Purchaser) to accept any qualifying rollover contributions on behalf of the Companies' employees from the Dynex Capital, Inc. 401(k) Plan, including 401(k) account loan balances.

          (d) COBRA. Subject to Section 6.13 below, Purchaser will not assume any, and Sellers will retain, bear and discharge all, liabilities with respect to COBRA (including the timely provision of notices and election forms and benefit payments) with respect to all of the Companies' employees and all Former Employees (and their spouses and dependents) who, as of the Closing Date, are entitled to receive or entitled to elect to receive COBRA benefits by reason of a qualifying event that occurred before the Closing Date.

          (e) Long-Term Disability. With respect to each Employee and Former Employee of the Companies covered under any of Sellers' long-term disability plans who, as of the Closing Date, is either receiving long-term disability benefits under such plans or is in a waiting or elimination period and would qualify for long-term disability benefits under such plans after the waiting or elimination period expires if not for the transactions contemplated by this Agreement, Sellers agree to use reasonable efforts to cause the respective insurance carrier to continue to cover such Employee or Former Employee for the duration of the applicable period of disability under such long-term disability plans and to provide long-term disability benefits to such Employee or Former Employee after the Closing Date for the duration of the applicable period of disability as if the transactions contemplated by this Agreement had not occurred.

          (f) Tuition Reimbursement Program. Purchaser will assume those liabilities identified on the attached Schedule 6.9(f) with respect to reimbursement of employees under Sellers' tuition reimbursement program. Sellers will retain, bear and discharge all liabilities under Sellers' tuition reimbursement program other than those on the attached Schedule 6.9(f).

          (g) Section 125 Plan/Flexible Spending Accounts. Purchaser will maintain a Section 125 Plan as a continuation of DCI's Section 125 Plan for the 1999 calendar year, so that the aggregate benefits that the Companies' employees receive under Purchaser's
               Section 125 Plan for the remainder of 1999 are not less than the benefits the Companies' employees would have received had they remained covered under DCI's Section 125 Plan through 1999. At the end of the 1999 year, the following adjustments will be made between DFI and DCI:

               (i) If the aggregate amount contributed by the Companies' employees for 1999 to their spending accounts under DCI's
                    Section 125 Plan exceeds the aggregate claims paid by DCI for 1999 with respect to the Companies' employees' spending accounts, DCI shall pay DFI an amount in cash equal to the difference between the aggregate amount contributed by the Companies' employees for 1999 to their spending accounts under DCI's Section 125 Plan and the aggregate claims paid by DCI for 1999 with respect to the Companies' employees' spending accounts.

              (ii) If the aggregate amount contributed by the Companies' employees for 1999 to their spending accounts under DCI's
                    Section 125 Plan is less than the aggregate claims paid by DCI for 1999 with respect to the their spending accounts, DFI will pay DCI an amount in cash equal to the difference between the aggregate amount contributed by the Companies' employees for 1999 to the their spending accounts under DCI's Section 125 Plan and the aggregate claims paid by DCI for 1999 with respect to the their spending accounts.

              (iii) The foregoing payments shall be made as soon as practicable after all claims have been paid for the 1999 year.

         (h)  Miscellaneous.

              (i) Notwithstanding anything to the contrary in this Agreement, under no circumstances will Purchaser or its affiliates be obligated to provide benefits to the employees of the Companies that are in any way different from or superior to the benefits provided to the employees of Purchaser and its affiliates under any of the employee benefit plans maintained by Purchaser or its affiliates.

              (ii) As soon as practicable after the Closing Date, Sellers will make available to Purchaser or DFI such records and information as Purchaser may reasonably request to perform its (and cause DFI to perform its) obligations under this
                    Section 6.9. Without limiting the foregoing, Sellers will provide Purchaser with copies of all plans amended under
                    Section 6.9(b) above. The Parties agree to cooperate with each other in performing their respective obligations under this Section 6.9.

              (iii) Except as otherwise expressly provided in this Agreement,
                    Sellers will retain, bear and discharge all obligations and liabilities under Sellers' Employee Benefit Plans, including without limitation all obligations and liabilities with respect to the Companies' employees and Former Employees that arises based on their employment by the Companies before the Closing and all liability with respect to failure to comply with reporting and disclosure requirements.

     6.10. Uncleared Checks. At the Closing, Sellers shall deliver to Purchaser a true and correct copy of all check registers showing all checks drafted by any of the Companies that have not cleared ("Uncleared Checks") as of the close of business on the business day immediately before the Closing Date (the "Check Register Date"). Sellers shall also cooperate with Purchaser and its representatives in gathering information related to Uncleared Checks from all banks at which DFI or Sellers have accounts upon which Uncleared Checks have been drawn. At the Closing, Sellers shall provide Purchaser evidence reasonably satisfactory to Purchaser that funds in an amount, when added to the proceeds of the sale of

          Loans to Bingham at the Closing as described in Section 7.2(g) below, at least equal to 110% of the aggregate amount of all Uncleared Checks outstanding as of the Check Register Date have been segregated in a separate trust account designated for the benefit of DFI and its assigns to fund the Uncleared Checks included in the check registers. All proceeds of the sale of Loans to Bingham will be transferred by wire to the trust account referenced above. To the extent such funds have actually been segregated as of the Closing, the amount of "Cash set aside for outstanding checks" and "Outstanding checks" will be deemed to be reduced or eliminated as line items on the Estimated Closing Balance Sheet and the Adjusted Closing Balance Sheet. No later than five business days after the Closing Date, Sellers shall determine the number of Uncleared Checks that were actually outstanding as of the Closing and the aggregate amount for which those checks were drafted. Once determined, Sellers will deliver to Purchaser updated copies of the check registers described above and evidence that funds in an amount at least equal to the aggregate amount of all Uncleared Checks then outstanding have been segregated as described above.

    6.11. Leasehold Improvements. The Parties contemplate that Sellers or DFI will make certain leasehold improvements to DFI's National Servicing Center in Fort Worth, Texas between the date of this Agreement and the Closing Date. Sellers will not incur any expenses for the leasehold improvements without first consulting with Purchaser and obtaining Purchaser's written authorization.

    6.12. Funds Flow. Before or at the Closing, the Parties will mutually prepare a funds flow memorandum in substantially the same form as the attached Exhibit D specifying how, from which Party and to which Party cash payments will be made at the Closing.

    6.13. Termination of Employees.

          (a) At Purchaser's sole cost and expense and upon Purchaser's written request, Sellers will take all actions reasonably necessary from the date of this Agreement until Closing to terminate the employment of those employees of the Companies that Purchaser desires be terminated. Sellers will comply with Purchaser's lawful instructions as to the manner of such terminations.

          (b) Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that it, and not Sellers, will be responsible for all employee-benefit related liabilities arising out of such employees' termination. Without limiting the foregoing, (i) with respect to employees terminated under this Section whose actual effective termination date is after the Closing, Purchaser or its affiliates will be responsible through their welfare plans for all COBRA coverage for such employees, and (ii) with respect to employees terminated under this Section whose actual effective termination date is before the Closing, Purchaser will reimburse Sellers for the amount of all costs actually incurred by Sellers in providing COBRA coverage with respect to such employees.

          (c) Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to indemnify and hold harmless the Seller Parties (as defined in

               Section 9.2 below) from and against all liabilities, losses, costs or expenses (including attorneys' fees) that any of the Seller Parties may suffer or for which any of the Seller Parties may become liable that arise in connection with Sellers' termination of employees under this Section 6.13. Sellers agree, however, that Purchaser will not be obligated under the previous sentence to indemnify or hold the Seller Parties harmless from any liabilities, losses, costs or expenses that arise other than in connection with DCI's termination of employees under this
               Section 6.13 or for claims that arise before the actual date of such termination.

7.   CONDITIONS TO CLOSING

     7.1. Conditions Precedent to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing, except as set forth in Section 7.1(d) below) by Purchaser:

          (a) DFI's and Sellers' Representations and Warranties. All representations and warranties made by DFI and Sellers in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

          (b)  Performance of Agreements.

               (i) DFI and the Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

               (ii) DFI and DCI shall have performed and complied in all
                    material respects with all of their obligations under the Loan Purchase Agreement which are to have been performed or complied with on or prior to the Closing Date.

          (c) Approvals. The Companies and the Sellers shall have obtained, performed or given all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 4.21(b).

          (d) Due Diligence. Purchaser shall have completed its due diligence investigation of, and shall in its reasonable discretion be satisfied with, the Companies, the Sellers, the Shares, the DFI Business, the DFI Alabama Business, the DIA Business, and the Assets, liabilities, prospects, financial condition and other matters of or affecting each of the Companies (including, without limitation, the status and post-closing continuation of the Licenses). In connection with Purchaser's due diligence investigation, the Companies and the Sellers shall have fully cooperated with Purchaser and shall have provided to Purchaser and its representatives such access to information as Purchaser or its representatives may from time to time reasonably request. With respect to Section 4.13(a), Purchaser must complete its due diligence investigation on or before December 3, 1999 and, with respect to all other items, Purchaser must complete its due diligence investigation on or before November 30, 1999. Unless Purchaser notifies Sellers on or before that date that it is dissatisfied with the results of its due diligence investigation, this condition shall be deemed to have been waived by Purchaser.

          (e) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered, which could:
               (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement or the Attendant Documents, (ii) cause any of the transactions contemplated in this Agreement or the Attendant Documents to be rescinded following consummation thereof, (iii) adversely affect the right of Purchaser to own the DFI Shares, or to own, operate or control any of the Companies, the Assets, and the Leased Property, (iv) adversely affect the right of DFI to own the DFI Alabama Shares or the DIA Shares, or
               (v) otherwise have a DFI Material Adverse Effect.

          (f) Financial Information. Sellers shall have provided to Purchaser and its representatives information regarding the line items "Accounts payable and other liabilities", "Accrued salaries, benefits and bonuses" on the Estimated Closing Balance Sheet reasonably acceptable to Purchaser so that Purchaser can make an informed decision that such amounts are fairly reflected on the Estimated Closing Balance Sheet.

          (g)  [intentionally omitted]

          (h)  [intentionally omitted]

          (i)  [intentionally omitted]

          (j) Updating of Disclosure Schedules. From the date of this Agreement until the Closing, the Companies and the Sellers shall have used their best efforts to update all of the Schedules to this Agreement and shall have promptly notified Purchaser of any changes or additions or events which may cause any change or addition to any such Schedules or in any representation or warranty made pursuant to Section 4 above. Subject to the other provisions of this Section 7.1(j), neither the immediately preceding sentence nor any notice by the Companies or Sellers pursuant to this Section 7.1(j) shall be deemed in any way to constitute a waiver by Purchaser of the condition set forth in
               Section 7.1(a) above.

          (k) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.

          (l) Delivery of Closing Documents. The Companies and the Sellers shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 8.2 below. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to Purchaser and its legal counsel.

          (m) No Encumbrances. All of the Assets shall be owned by the Companies free and clear of all Liens, other than those identified on the attached Schedule 4.10. All of the DFI Shares shall be owned by DHI free and clear of all Liens. All of the DFI Alabama Shares and all of the DIA Shares shall be owned by DFI free and clear of all Liens.

          (n)  Operation of Business and Material Adverse Change.

               (i) The Companies shall have continued the active operation of the DFI Business, the DFI Alabama Business and the DIA Business in the ordinary course through the Closing.

               (ii) Since the date of this Agreement, no change shall have occurred which could have a DFI Material Adverse Effect.

          (o) Loan Origination Agreement and Opinion. The Loan Origination Agreement shall have been unconditionally terminated and DCI shall have unconditionally discharged and released DFI from any and all liabilities and obligations arising under the Loan Origination Agreement. Purchaser shall have received the opinion of Arter & Hadden, addressed to Purchaser, that no such liability or obligation exists as a matter of law that would give the trustees with respect to MERIT 11, 12 or 13, any backup or stand-by servicer, any master servicer, or any other party the right to seek any remedy against DFI for any claim that arises under, out of or pursuant to the Loan Origination Agreement. Such opinion shall be in form and substance reasonably satisfactory to Purchaser and shall not be materially different than the draft of such opinion distributed to Purchaser and its counsel before the date of this Agreement.

          (p) Financing. No later than December 17, 1999, Purchaser shall have obtained those assurances and commitments (in form and substance satisfactory to it, in its sole discretion) under which Purchaser is satisfied with the following: (i) there will be available to Purchaser as of the Closing, in amounts and on terms acceptable to it, sufficient capital to finance the transactions contemplated in this Agreement; (ii) there will be available to DFI and/or Purchaser as of and after Closing, in amounts and on terms acceptable to Purchaser, working capital financing for the operation of DFI and the origination and carrying of Loans purchased under the Loan Purchase Agreement, retained or purchased by DFI under this Agreement or originated by DFI subsequent to Closing; and (iii) there will be a public market for bonds collateralized by the foregoing Loans that reflects approval by the applicable rating agencies and pricing and execution, in each case acceptable to Purchaser.

          (q)  [intentionally omitted]

          (r)  [intentionally omitted]

          (s)  [intentionally omitted]

          (t)  [intentionally omitted]

          (u)  [intentionally omitted]

          (v) MERIT Servicing Agreements. The MERIT Servicing Agreements shall have been amended as described in Section 6.3 above and consents shall have been obtained from all necessary parties for such amendments, including without limitation, all applicable rating agencies. The applicable rating agencies shall have confirmed that the acquisition of DFI by Purchaser will not result in a requalification, reduction or withdrawal of any rating currently assigned to the securities for which loans serviced by DFI serve as collateral.

     7.2. Conditions Precedent to DFI's and the Sellers' Obligation. The obligation of DFI and the Sellers to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by such Parties:

          (a) Purchaser's Representations, Warranties and Covenants. All representations, warranties and covenants made by Purchaser in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

          (b) Performance of Agreement. Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

          (c) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.

          (d) Delivery of Closing Documents. Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 8.3 below. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to the Sellers and their legal counsel.

          (e) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which could:
               (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement or the Attendant Documents, (ii) cause any of the transactions contemplated in this Agreement or the Attendant Documents to be rescinded following consummation thereof, (iii) adversely affect the right of Purchaser to own the DFI Shares, or to own, operate or control any of the Companies, the Assets, and the Leased

               Property, (iv) adversely affect the right of DFI to own the DFI Alabama Shares or the DIA Shares, or (v) otherwise have a DFI Material Adverse Effect.

          (f) MERIT Servicing Agreements. The MERIT Servicing Agreements shall have been amended as described in Section 6.3 above and consents shall have been obtained from all necessary parties for such amendments, including without limitation, all applicable rating agencies. The applicable rating agencies shall have confirmed that the acquisition of DFI by Purchaser will not result in a requalification, reduction or withdrawal of any rating currently assigned to the securities for which loans serviced by DFI serve as collateral.

          (g) Loans Held For Sale to Bingham. Bingham shall have purchased all Loans (including without limitation the Floorplan Loans set forth on the attached Schedule 1.37) that it is obligated to purchase under the Loan Purchase Agreement. To the extent of Bingham's purchase of Loans, the amounts of "Loans held for sale to Bingham" and "Payable to affiliates for loans held to sale to Bingham" will be deemed to be reduced or eliminated as line items on the Estimated Closing Balance Sheet and the Adjusted Closing Balance Sheet.

          (h) Leasehold Improvement Reimbursement. Purchaser shall have reimbursed Sellers for the amounts of all leasehold improvements described in Section 6.11 above; provided, however, that Purchaser will not be obligated to reimburse Sellers for leasehold improvement expenses not authorized in writing by Purchaser.

8.   CLOSING

     8.1. Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place as soon as reasonably possible following execution of the Agreement and the satisfaction of each of the conditions precedent set forth in Section 7 above; provided, however, that in no event shall the Closing take place after the Drop Dead Date. The Parties shall mutually agree on the date of the Closing consistent with the immediately preceding sentence. As used in this Agreement, the "Closing Date" means the date on which the Closing actually occurs. The Closing shall be deemed effective as of 12:01 a.m., EST on the Closing Date. The Closing shall take place at the offices of Purchaser's counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan, or at such other location and in such other manner as the Parties may mutually agree.

     8.2. Deliveries at Closing by Sellers. At the Closing, the Companies and the Sellers shall properly execute (if necessary) and deliver to Purchaser, or cause to be executed and delivered to Purchaser, the following:

          (a) A Covenant Not to Compete and Confidentiality Agreement (collectively, the "Covenants") executed by each of the Sellers, the form of which is attached to this Agreement as Exhibit E.

          (b) An Employment Agreement (collectively, the "Employment Agreements"), executed by each of the individuals set forth on the attached Schedule 8.2(b), which shall amend or supersede all existing employment agreements for such individuals and which shall be mutually acceptable to Purchaser and such employee.

          (c)  The amendments to the MERIT Servicing Agreements, as described in
               Section 6.3 above.

          (d)  The opinion of Arter & Hadden described in Section 7.1(o) above.

          (e) An opinion of Venable, Baetjer and Howard, LLP, counsel to the Companies and the Sellers, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel.

          (f) A copy of each of the Sellers' and the Companies' Articles of Incorporation, certified by the State Corporation Commission of the Commonwealth of Virginia and a Certificate of Good Standing (or analogous document) for each of the Sellers and Companies issued by the State Corporation Commission of the Commonwealth of Virginia and every other state in which any Seller or Company is authorized to do business. All such documents shall be dated not earlier than 30 days prior to the Closing Date.

          (g) The resignations of each officer and director of the Companies other than those who, with Purchaser's consent, desire to remain as officers or directors of the Companies.

          (h)  Sellers' Certificates.

               (i) A "Closing Certificate", executed by an officer of each of the Sellers and DFI, to the effect that (A) all of the representations and warranties made by such party in this Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, (B) such party has performed and complied in all material respects with all of its obligations under this Agreement and (with respect to DFI and DCI only) the Loan Purchase Agreement which are to have been performed or complied with on or prior to the Closing Date, (C) since the date of this Agreement, Sellers and the Companies have operated the DFI Business, the DFI Alabama Business and the DIA Business only in the ordinary course, and (D) there has been no DFI Material Adverse Effect from the date of this Agreement to the Closing Date.

               (ii) A "Secretary's Certificate", executed by the Secretary or
                    Assistant Secretary of each of the Sellers and the Companies, attaching a copy of the Articles of Incorporation and bylaws of such party and, in the case of DFI and the Sellers, a copy of the resolutions of the Sellers' Boards of Directors approving the transactions contemplated in this Agreement, and the officer executing such certificate shall certify that, as of the Closing Date, such Articles of Incorporation, bylaws and (in the case of the Sellers and DFI) resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

          (i) The DFI Shares and assignments separate from certificate in respect of the DFI Shares, all of which shall be mutually, reasonably acceptable to the Sellers and Purchaser.

          (j)  [intentionally omitted]

          (k) A Bill of Sale and Assignment and Assumption Agreement with respect to the Rights (the "Bill of Sale"), the form of which is attached to this Agreement as Exhibit F.

          (l) Copies of the check registers and evidence of segregation of funds as described in Section 6.10 above.

          (m)  The Transition Agreement.

          (n)  [intentionally omitted]

          (o) Such other documents and instruments as are contemplated in this Agreement (or as the Parties and their affiliates have contemplated in connection with this Agreement) or as Purchaser or Purchaser's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

     8.3. Deliveries at Closing by Purchaser. At the Closing, Purchaser (or with respect to clause (b) below, DFI) shall properly execute (if necessary) and deliver to the Sellers, or cause to be executed and delivered to the Sellers, as the case may be, the following:

          (a)  The Purchase Price, in the manner and form contemplated in
               Section 3.2 above.

          (b) The Servicing Advance Payment, in the manner and form contemplated in Section 2.3 above.

          (c) An opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to Purchaser, addressed to Sellers, in form and substance reasonably satisfactory to Sellers and their counsel.

          (d) A copy of Purchaser's Articles of Incorporation, certified by the Michigan Department of Consumer and Industry Services, and a Certificate of Good Standing for Purchaser issued by the Michigan Department of Consumer and Industry Services. All such documents shall be dated not earlier than 30 days prior to the Closing Date.

          (e)  Purchaser's Certificates.

               (i) A "Closing Certificate", executed by an officer of Purchaser, to the effect that (A) all of the representations, warranties and covenants made by Purchaser in this Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, and (B) Purchaser has performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

               (ii) A "Secretary's Certificate", executed by the Secretary or an
                    Assistant Secretary of Purchaser, attaching a copy of the Articles of Incorporation and bylaws of Purchaser and a copy of the resolutions of Purchaser's Board of Directors approving the transactions contemplated in this Agreement, and the officer executing such certificate shall certify that, as of the Closing Date, such Articles of Incorporation, bylaws and resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

          (f)  The Covenants.

          (g)  The Bill of Sale.

          (h)  The Transition Agreement.

          (i) Such other documents and instruments as are contemplated in this Agreement or as the Companies, Sellers or Sellers' counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

9.   INDEMNIFICATION

     9.1. Indemnification of Purchaser. Sellers hereby agree to jointly and severally indemnify, defend and hold harmless, prior to the Closing, Purchaser and its officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns, and following the Closing, Purchaser, the Companies and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Purchaser Parties"), for, from and against any and all liabilities, losses, costs or expenses which any of the Purchaser Parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, are the result of, arise out of or are otherwise related to any of the following:

          (a) any inaccuracy or misrepresentation in, or Breach of any representation or warranty of the Companies or Sellers contained in this Agreement, as modified under Section 7.1(j) above, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by the Companies or Sellers to Purchaser pursuant to this Agreement or any of the Attendant Documents; provided, however, that for purposes of determining if there is an inaccuracy or misrepresentation in, or has been a Breach of any representation or warranty under this Section 9.1(a), all words (such as, but not limited to, "material", "in material compliance with" and "in all material respects" and, with respect to Sections 4.20 and 4.22 only, the word "Knowledge") that limit or qualify representations and warranties of DFI and Sellers shall be disregarded.

                  (b) any Breach or failure of the Companies or Sellers to perform any covenant or agreement required to be performed by the Companies or Sellers pursuant to this Agreement or any of the Attendant Documents;

                  (c) any failure of the Sellers to reimburse the Companies for any and all expenses, costs, fees and charges that are (i) incurred by the Companies in connection with this Agreement or the transactions contemplated in this Agreement, and (ii) not otherwise already paid by DCI or not accrued as a liability on the Adjusted Closing Balance Sheet, as finally determined by the Independent Accountant (if necessary);

                  (d) any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Party) or any federal, state or local department, agency or other governmental body (a "Third Party Claim") against any of the Purchaser Parties resulting from, arising out of or in any way related to (i) the failure of Sellers to perform, pay or discharge any of the liabilities described on the attached Schedule 9.1(d), (ii) the Loan Origination Agreement, or (iii) the failure of DFI to have properly performed under the MERIT Servicing Agreements prior to the Closing Date;

                  (e) Uncleared Checks which are returned for insufficient funds; or

                  (f) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees (collectively, "Related Expenses"), incident to any of the foregoing.

                  provided, however, that, subject to Section 9.5 below, within 60 days after learning of the assertion of any Third Party Claim against which Purchaser claims indemnification under this Section 9.1, Purchaser shall notify Sellers and afford them the opportunity to assume control of the defense or settlement thereof at Sellers' own expense with counsel of their choosing, and Purchaser shall cooperate fully to make available to Sellers all pertinent information under its control or in its possession, provided that Sellers shall not settle any such claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Sellers shall not be obligated to indemnify Purchaser for any Related Expenses incurred by Purchaser in connection with such claim after Sellers assume its defense, except to the extent those Related Expenses are incurred by Purchaser at Sellers' request. It is the intent of the Parties that Sellers not be obligated to reimburse the Companies for any expenses, costs, fees or charges under subsection (c) above and Section 11.2 below to the extent any such expenses, costs, fees or charges are effectively reimbursed to Purchaser or the Companies pursuant to the adjustment mechanism of Section 3.3 hereof.

         9.2. Indemnification of Seller. Purchaser and, following the Closing, the Companies, hereby agree, jointly and severally, to indemnify, defend and hold harmless Sellers and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Seller Parties") for, from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in, this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Purchaser to Sellers pursuant to this Agreement or any of the Attendant Documents;

                  (b) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any of the Attendant Documents; and

                  (c) any Third Party Claim against any of the Seller Parties resulting from, arising out of or in any way related to (i) the failure of Purchaser to perform, pay or discharge any assumed liability, or (ii) the operation of the DFI Business, the DFI Alabama Business and the DIA Business after the Closing; and

                  (d) any and all Related Expenses incident to any of the foregoing.

                  provided, however, that within 60 days after learning of the assertion of any Third Party Claim against which Sellers claim indemnification under this Section 9.2, Sellers shall notify Purchaser and afford it the opportunity to assume the defense or settlement thereof at Purchaser's own expense with counsel of its choosing, and Seller shall cooperate fully to make available to Purchaser all pertinent information under their control or in their possession, provided that Purchaser shall not settle any such claim without the prior written consent of Sellers, which consent shall not be unreasonably withheld. Purchaser shall not be obligated to indemnify Sellers for any Related Expenses incurred by Sellers in connection with such claim after Purchaser assumes its defense, except to the extent those Related Expenses are incurred by Sellers at Purchaser's request.

         9.3. Minimization of Indemnities. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Parties under this Section 9.3 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

         9.4. Assignment of Claims. Each Party agrees that on satisfaction of the obligation to indemnify under this Section 9.4, and in consideration of such obligation, it will assign to the Party or Parties making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

         9.5. Purchaser's Right to Control Claims. Notwithstanding the provisions of Section 9.1 above:

                  (a) Purchaser may assume control of the defense of any Third Party Claim against which it claims indemnification under Section 9.1 above, provided that Purchaser (i) notifies Sellers of such assumption in writing and that Purchaser believes that such Third Party Claim, if adversely determined, would have a DFI Material Adverse Effect, (ii) obtains Sellers' consent to the legal counsel to be used by Purchaser in connection with such assumption (which consent shall not be unreasonably withheld), and (iii) consults with Sellers throughout such defense and affords Sellers the meaningful opportunity to make suggestions regarding Purchaser's conduct of such defense. If Purchaser assumes control of the defense of any Third Party Claim under the foregoing provisions, Purchaser will pay all costs of such defense and shall be reimbursed by Sellers for the costs of such defense upon final disposition of the Third Party Claim; provided, however, that Purchaser shall not settle any such claim without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

                  (b) If (i) Purchaser assumes control of the defense of any Third Party Claim under Section 9.5(a) above;
                           (ii) Purchaser wants to settle the Third Party Claim before a final judgment is rendered pursuant to a settlement offer made by or agreed to by the claimant in an amount less than or equal to the "Remaining Ceiling" (defined in Section 9.7(d) below); and (iii) Sellers do not agree to the proposed settlement, then
                           (x) Sellers shall deposit the amount of the proposed settlement into escrow to be applied to the final settlement of the Third Party Claim, (y) Section 9.7(d) below shall no longer be applicable to that claim and any related claims, and (z) Sellers' remaining aggregate liability under this Article 9 for any unrelated claims shall be limited to the difference between the Remaining Ceiling and the amount deposited in escrow under clause (x) above.

                  (c) If (i) Purchaser does not assume control of the defense of any Third Party Claim under Section 9.5(a) above; (ii) Sellers want to settle the Third Party Claim before a final judgment is rendered; and (iii) Purchaser does not agree to the proposed settlement, then Sellers shall deposit the amount of the proposed settlement into escrow to be applied to the final settlement of the claim and the Sellers' obligation to continue the defense of that claim will cease and Sellers' liability to indemnify Purchaser for that claim will be limited to the amount of the proposed settlement.

         9.6.     Remedies Exclusive. The indemnification provisions of this
                  Article 9 shall be the exclusive remedies of the Parties with respect to any transaction contemplated by this Agreement in the absence of bad faith, fraud or intentional, knowing and willful misconduct.

         9.7.     Limitation on Indemnities.

                  (a) Any provision of this Agreement to the contrary notwithstanding, no claim for indemnification by any party against another party shall be valid and assertible unless and until the aggregate amount of all claims exceeds Fifty Thousand Dollars ($50,000) (the "Basket Amount"). A party seeking indemnification under this Agreement shall be entitled to recover only the amount of claims over the Basket Amount. Any provision of this Agreement to the contrary notwithstanding, the dollar limitations set forth in this Section 9.7 shall not apply to any claim relating to the liabilities described on the attached Schedule 9.1(d) or any Related Expenses incident to those liabilities.


                  (b) Available Insurance and Tax Benefits. The amount of any loss suffered hereunder shall be determined (i) after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of all agreements and/or insurance policies with third parties (i.e., actual insurance policies, and not self-insurance or retention programs) in existence prior to Closing (subject to offset for any increase in premiums attributable to such losses or payments made in respect of such losses) and (ii) net of any actual tax benefit or detriment derived by the indemnified party. The Parties agree to use reasonable efforts to collect amounts available under any such agreement referred to in clause (i) above.

                  (c) Additional Limitations. The Parties hereby waive any rights they may have to claim or receive punitive, indirect, special or consequential damages, or any damages intended to compensate a party for lost revenue or income, in connection with any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

                  (d) Ceiling and Remaining Ceiling. The aggregate amount of the Sellers' liability under this Article 9 shall not exceed the Purchase Price (the "Ceiling"). The "Remaining Ceiling" as of any given time is defined as the amount of the Ceiling less the aggregate amount of all claims for indemnification actually paid by Sellers to the Purchaser Parties as of that time.

10.      TERMINATION

         10.1. Termination. This Agreement may be terminated at any time before the Closing:

                  (a) by the mutual consent of the Sellers, the Companies and Purchaser; or

                  (b) by the Sellers (i) if any of the conditions set forth in Section 7.2 above have not been fulfilled, satisfied or waived by the Drop Dead Date, (ii) if Purchaser breaches any material covenant or agreement set forth in this Agreement, or (iii) as contemplated in Section 7.1(j) above; or

                  (c) by Purchaser (i) if any of the conditions set forth in Section 7.1 above have not been fulfilled, satisfied or waived by the Drop Dead Date, or (ii) if any
                                       53
                           of the Companies or any of the Sellers Breach any material covenant or agreement set forth in this Agreement.

         10.2.    Effect of Termination. If terminated in accordance with
                  Section 10.1 above, this Agreement shall be null and void and have no further force or effect, except as provided in the remaining provisions of this Section 10.2, in Section 6.5 above and in Section 11.2 below. In the event a Party terminates this Agreement as a result of a breach by another Party, then such non-breaching Party shall be entitled to recover from the breaching Party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, reasonable legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated in this Agreement, and (b) if Purchaser is the non-breaching party, the due diligence review by Purchaser of the Companies and their liabilities, condition and prospects, the DFI Business, the DFI Alabama Business, the DIA Business and the Assets, together with appropriate damages in connection therewith.

11.      MISCELLANEOUS

         11.1. Exclusivity. From the date of this Agreement through the Closing Date (unless this Agreement is sooner terminated in accordance with Section 10.1 above), (i) neither of the Sellers, nor any of their officers, directors, employees or agents shall, directly or indirectly, offer the DFI Shares to, or carry on negotiations with respect to the sale of such shares with, any party other than Purchaser; (ii) neither DFI, nor any of its officers, directors, employees or agents shall, directly or indirectly offer the DFI Alabama Shares or the DIA Shares to, or carry on negotiations with respect to the sale of such shares with, any party other than Purchaser; (iii) none of the Companies, nor any of their officers, directors, employees or agents shall, directly or indirectly, offer its business or Assets to, or carry on negotiations with respect to the sale of its business or Assets with, any party other than Purchaser; (iv) none of the Companies shall issue any shares of its stock (or any options, rights to acquire or similar rights with respect to its stock) to any party other than Purchaser; and (v) none of the Sellers or the Companies, nor any of their officers, directors, employees or agents shall, directly or indirectly, offer the Rights or assets relating to the Rights to, or carry on negotiations with respect to the sale of the Rights or such assets with, any party other than Purchaser. Sellers shall immediately notify Purchaser of any contacts between the Sellers, the Companies, or any of their officers, directors, employees or agents and any other person regarding any offer or negotiations which violate this Section 11.1.

         11.2. Expenses. Except as is provided in Section 10.2 above and in this Section 11.2, the Sellers and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement. Sellers shall reimburse the Companies for all expenses of the type described in Section 9.1(c) above. Sellers shall reimburse Purchaser for all amounts, if any, which, pursuant to the terms of this Agreement, were to have been paid by Sellers, but which were paid by Purchaser.

         11.3. Dispute Resolution. Any and all disputes between the Parties arising out of any provision of this Agreement shall be resolved in accordance with the procedure set forth in this
                  Section 11.3; provided, however, that a Party may seek a preliminary injunction or other provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the Parties will continue to participate in good faith in the procedures set forth in this Section 11.3. The Parties shall submit all disputes under this Agreement or any of the Attendant Documents to arbitration. Such arbitration shall be conducted in accordance with the rules of the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three arbitrators, of whom Purchaser shall appoint one and the Sellers shall appoint one. The third arbitrator shall be selected by the two arbitrators appointed by the Parties. Any arbitrator not appointed by a Party shall be selected from the CPR Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C., Sections 1 - 16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be the metropolitan area where DFI's principal office is then located. The arbitrators shall make written findings of fact and conclusions of law, and the decision of the arbitrators shall be final. Each Party shall pay its own expenses of arbitration and the expense of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification under the Agreement or any defense in objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses (including reasonable attorney's fees) of the other party and of the arbitrators against the party raising such unreasonable claim, defense or objection.

         11.4. Notices. Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a "notice") given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is: (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth below; or (c) telecopied to the party to whom it is directed, at his, her or its address set forth below:

                   If to any of the Companies (prior to the With a required copy to: Closing only) or to any of the Sellers (either before or after the Closing):

                  Dynex Capital, Inc.                                Venable, Baetjer and Howard, LLP
                  10900 Nuckols Road, Third Floor                    2010 Corporate Ridge, Suite 400
                  Glen Allen, VA 23060                               McLean, VA 22102
                  Fax: (804) 217-5861                                Fax: (703) 821-8949
                  Attn: Thomas H. Potts                              Attn:  Joseph C. Schmelter

                  If to any of the Companies (after the Closing      With  required copies to:
                  only) or Purchaser (either
                  before or after Closing):

                                                                     Jaffe, Raitt, Heuer & Weiss,
                  Bingham Financial Services Corporation             Professional Corporation
                  260 E. Brown Street, Suite 200                     One Woodward Avenue, Suite 2400
                  Birmingham, Michigan  48009                        Detroit, MI  48226
                  Fax: (248) 644-5760                                Fax:  (313) 961-8358
                  Attn:    Ronald A. Klein and                       Attn:    Peter Sugar
                           Daniel E. Bober
                                                                     and

                                                                     Simpson Zelenock, P.C.
                                                                     260 E. Brown Street, Suite 300
                                                                     Birmingham, MI 48009
                                                                     Fax: (248) 647-2776
                                                                     Attn: James A. Simpson


                  Unless any other provision of this Agreement expressly provides to the contrary, any notice:

                           (i)      given or made in the manner indicated in
                                    Section 11.4(a) above shall be deemed to have been given or made on the day on which such notice was actually delivered to an adult residing or employed at the address of the intended recipient, but if such day was not a business day, such notice shall be deemed to have been given or made on the first business day following such day;

                           (ii) given or made in the manner indicated in this Section 11.4(b) shall be deemed to have been given or made on the third business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail, provided that the notice is subsequently delivered by the U.S. Post Office or the courier service to the designated address in the ordinary course of business; and

                           (iii) given or made in the manner indicated in this Section 11.4(c) above shall be deemed to have been given or made on receipt by the transmitting party of printed confirmation that the transmission was received, provided that if the transmission occurs after 4:30 p.m. EST or EDT (as appropriate) or on a non-business day, the notice shall be deemed to have been given or made on the first business day to follow such transmission.

                  Notwithstanding the immediately preceding sentence, if the intended individual recipient actually receives a notice before the date on which such notice is deemed to have been given or made, as specified above, the date of actual receipt shall be the date on which such notice is deemed to have been given or made for the purposes of this Agreement.

         11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.6. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to its conflicts of law principles. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party.

         11.7. No Assignment; Benefit. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties; provided, however, that Purchaser may assign its rights and obligations under this Agreement to any subsidiary or affiliate (and in the event of such an assignment to such a subsidiary or affiliate, Purchaser shall remain liable and continue to be obligated under this Agreement). This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

         11.8. Entire Agreement. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the Parties pertaining to such matters.

         11.9.    Tax Matters.

                  (a) Sellers shall pay all state and local transaction privilege, business privilege, sales, use and transfer taxes (including taxes, if any, imposed on the transfer of real and personal property) and similar taxes, and all filing, recording and registration fees, if any, payable in connection with the transactions contemplated in this Agreement.

                  (b) Sellers shall be responsible for the preparation and filing of all Tax Returns for the Companies which are due either before or after the Closing Date and which cover any period of time ending before the Closing Date, including, without limitation, all Tax Returns for any partial tax years ending on or immediately prior to the Closing Date. Purchaser shall have the right to review all Tax Returns of the Companies prepared by Sellers before they are filed. Sellers shall reimburse the Companies for all payments required with respect to any such Tax Returns. It is the intent of the Parties that Sellers obtain all tax benefits associated with the line item "Income tax benefits" reflected as an asset on DFI's balance sheet before the Closing Date and Purchaser obtain all such tax benefits on and after the Closing Date. To give effect to that intent, within 240 days after the Closing Date, Sellers shall file Tax Returns with respect to DFI for the partial tax year ending as of the Closing Date and all tax benefits for such partial tax year shall inure to Sellers.

                  (c) Purchaser shall be responsible for the preparation and filing of all Tax Returns for the Companies which are due on or after the Closing Date and which cover any period of time ending on or after the Closing Date. Purchaser shall make, or cause the Companies to make, all payments required with respect to any such Tax Returns; provided, however, that Sellers shall reimburse the Companies on or before the due date of each such payment to the extent the payment relates to the operation of the DFI Business, the DFI Alabama Business or the DIA Business for any period of time ending before the Closing Date.

                  (d) All Taxes shall be pro rated and shared by Sellers and the Companies as provided in this Section 11.9(d). To the extent that, on or after the Closing Date, Purchaser or any of the Companies makes any payments, or incurs any liabilities or obligations, in respect of any Tax, and such Tax relates, in whole or in part, to any period of time ending before the Closing Date, such Tax shall be pro rated, based on the Closing Date and the period of time covered by such Tax, and Sellers shall reimburse the Companies for the pro rata share of such Tax which relates to the period of time up to, but not including, the Closing Date.

                  (e)      Purchaser and Sellers will join in an election under
                           Section 338(h)(10) of the Code (the "Election"), not to be effective before the Closing. In accordance with the Treasury Regulations under Section 338(h)(10), Sellers acknowledge that as a result of making the Election, the transactions contemplated in this Agreement will be treated for federal and state income tax purposes as a deemed sale of DFI's assets for consideration equal to: (i) the Shares Consideration, plus (ii) all liabilities of DFI as of the Closing (the "Deemed Asset Purchase Price"), followed by a deemed liquidation of DFI. The Parties agree to allocate the Deemed Asset Purchase Price solely among the assets set forth on the attached
                           Schedule 11.9(e). The amount of the Deemed Asset Purchase Price allocated to each of the assets set forth on the attached Schedule 11.9(e) shall be the fair market value of those assets as of the Closing. Purchaser and Sellers covenant to use such allocation for all purposes, including but not limited to, IRS Form 8023, and all other federal and state tax returns.

         11.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         11.11. Waiver. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

         11.12. Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.

         11.13. Brokerage or Finder's Fee. Any and all brokerage fees due and payable to any broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby, including but not limited to the fee payable to Lehman Brothers, Inc. by Sellers as described in
                  Section 4.25 above, shall be borne by the party responsible for retaining, or claimed to be responsible for retaining, such broker, finder, agent or similar intermediary. Sellers shall reimburse the Companies for any fees described in this
                  Section 11.13 which the Companies incur.

         11.14. Further Assurances. From time to time after the Closing Date, at Purchaser's reasonable request and without further consideration or undue cost or expense to the Sellers, the Sellers shall (a) execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Shares purchased pursuant to this Agreement, (b) cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based on contracts, leases, arrangements or acts of the Companies which were in effect or occurred before the Closing Date; provided, however that Sellers shall have no obligation to cooperate with Purchaser under this Section 11.14(b) in any controversy in which Purchaser and Sellers are adverse parties, (c) cooperate with and assist Purchaser and the Companies in transferring Companies' employees to Purchaser's employee benefit plans, and (d) cooperate with Purchaser on or after the Closing Date by furnishing to Purchaser historical information regarding the Companies in connection with reports and filings Purchaser or its affiliates are required to make.

         11.15. Confidentiality. The Parties agree to keep in strict confidence the fact of and the content of the negotiations and the agreements concerning the transactions contemplated in this Agreement until such time as the Parties agree on a joint public announcement or consent, in writing, to the other Party's proposed public announcement, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any Party may make any public disclosure it believes in good faith is required by law or regulation, provided the disclosing Party advises the other Parties in writing prior to making the disclosure, and (b) Purchaser may make disclosure to any regulatory authority if required to do so by such regulatory authority in connection with Bingham's efforts and application to establish a thrift, bank or other regulated financial institution.

         11.16. No Third Party Beneficiaries. The rights and obligations of the Parties under this Agreement are for the benefit of the Parties, the Purchaser Parties and the Seller Parties only, and neither any creditor of any of the Parties, the Purchaser Parties or the Seller Parties, nor any other person or entity (other than a successor in interest to the any of the Parties, the Purchaser Parties or the Seller Parties), shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise. Without limiting the generality of the foregoing, the discretions granted to any of the Parties, the Purchaser Parties or the Seller Parties in this Agreement are personal to them, and no receiver, trustee or liquidator of the any of them, or any other person or entity, shall the right or power to exercise any such discretions.

      [the remainder of this page intentionally left blank - the next page is the signature page]

         IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed as of November 27, 1999.


                               PURCHASER:

                               DFI ACQUIRING CORP.,
                               a Michigan corporation


                               By:               /s/ Ronald A. Klein
                                  ----------------------------------------------

                               Its:              Chief Executive Officer
                                   ---------------------------------------------


                               SELLERS:

                               DYNEX CAPITAL, INC.,
                               a Virginia corporation


                               By:               /s/ Thomas H. Potts
                                  ----------------------------------------------

                               Its:              President
                                   ---------------------------------------------



                               DYNEX HOLDING, INC.,
                               a Virginia corporation


                               By:               /s/ Thomas H. Potts
                                  ----------------------------------------------

                               Its:              President
                                   ---------------------------------------------


                               DFI:

                               DYNEX FINANCIAL, INC.,
                               a Virginia corporation

                               By:               /s/ William Robertson
                                  ----------------------------------------------


                               Its:              President
                                   ---------------------------------------------

                                LIST OF SCHEDULES


1.1(b)   Furniture, Fixtures and Other Fixed Assets
1.1(d)   Intellectual Property
1.1(f)   Equipment, Machinery and Vehicles
1.1(g)   Personal Property Leases
1.1(h)   General Contracts
1.1(i)   Licenses and Permits
1.1(j)   Warranties
1.1(k)   Leased Real Property
1.1(l)   Owned Real Property
1.1(p)   Intangible Property
1.37     Floorplan Loans
1.41     Home Equity Loans
1.44     Knowledge
4.1      Foreign Jurisdictions
4.3      Intellectual Property Exceptions
4.3(e)   Aggregate License Consideration
4.4      Contracts
4.6      Permit and License Exceptions
4.7      Owned Real Property Exceptions
4.8      Leased Real Property Exceptions
4.9      Accounts Receivable Exceptions
4.10     Liens/Permitted Liens
4.11     Condition of Assets Exceptions
4.12     Litigation Exceptions
4.13     Compliance with Applicable Laws and Regulations Exceptions
4.14     Employees
4.15     Employee Relations Exceptions
4.16     Employee Benefit Plan Exceptions
4.17(a)  DFI Financial Statements
4.17(b)  DCI Financial Statements
4.18     Undisclosed Liabilities
4.19     Tax Matter Exceptions
4.20     Environmental Exceptions
4.21(a)  All Consents, Approvals and Authorizations
4.21(b)  Pre-Closing Consents, Approvals and Authorizations
4.22     Insurance Exceptions
4.23     Interim Operations Exceptions
4.28     Capitalization
4.29     Subsidiaries
6.9(f)   Tuition Reimbursement
8.2(b)   Employment Agreements
9.1(d)   Additional Liabilities
11.9(e)  Deemed Asset Purchase Price Allocation




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                                LIST OF EXHIBITS

Exhibit A - Underwriting Guidelines
Exhibit B - Transition Agreement
Exhibit C - Changes to Servicing Guide
Exhibit D - Form of Funds Flow Memorandum
Exhibit E - Form of Covenant Not to Compete and Confidentiality Agreement Exhibit F - Bill of Sale and Assignment and Assumption Agreement